Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

Among

EOS PETRO, INC.

-and-

EOS MERGER SUB, INC.

-and-

DUNE ENERGY, INC.

September 17, 2014

(i)

4.21	Anti-Takeover Plan; State Takeover Statutes.	43
4.22	Brokers.	43
4.23	Opinion of Financial Advisor.	43
4.24	Proxy Statement; Offer Documents; Schedule TO; Schedule 14D-9.	43
4.25	No Other Representations or Warranties.	44
Article V. REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY		44
5.1	Organization.	44
5.2	Authorization of Agreement.	45
5.3	Approvals.	45
5.4	No Violation.	46
5.5	Financing.	46
5.6	Disclosure Documents.	47
5.7	Ownership.	47
5.8	Brokers.	48
5.9	Merger Subsidiary.	48
5.1	Solvency.	48
5.11	Other Agreements.	48
5.12	Acknowledgment of Parent and Merger Subsidiary.	49
Article VI. COVENANTS		49
6.1	Affirmative Covenants.	49
6.2	Negative Covenants.	50
6.3	No Solicitation.	53
6.4	Notices of Certain Events; Consultation.	54
6.5	Parent Guarantee.	55
6.6	Director and Officer Liability.	55
6.7	Access and Information.	56
6.8	Meeting of the Company’s Stockholders.	57
6.9	Proxy Statement.	57
6.1	Efforts.	58
6.11	Public Announcements.	58
6.12	Defense of Litigation.	59
6.13	State Takeover Statutes.	59
6.14	Rule 14d-10(d) Matters.	59
6.15	Employee Matters.	59
6.16	Amendment of Stock Options and Stock Awards.	60
6.17	Rule 16b-3.	61
Article VII. CONDITIONS TO THE MERGER		63
7.1	Conditions to the Obligations of Each Party.	63
Article VIII. TERMINATION		64
8.1	Termination.	64
8.2	Effect of Termination.	66
8.3	Termination Fees; Expenses.	66

(ii)

Article IX. MISCELLANEOUS		67
9.1	Notices.	67
9.2	Survival of Representations and Warranties and Agreements.	68
9.3	Amendments; No Waivers.	68
9.4	Successors and Assigns.	69
9.5	Governing Law.	69
9.6	Jurisdiction.	69
9.7	Counterparts; Effectiveness.	70
9.8	Entire Agreement.	70
9.9	Headings.	70
9.1	Severability.	70
9.11	Waiver of Jury Trial.	70
9.12	Specific Performance.	71
9.13	Limitations on Warranties.	71

(iii)

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 17, 2014, by and among Eos Petro, Inc., a Nevada corporation (“Parent”), Eos Merger Sub, Inc., a Delaware corporation (“Merger Subsidiary”), and Dune Energy, Inc., a Delaware corporation (the “Company”).

RECITALS:

WHEREAS, Merger Subsidiary has agreed to commence a tender offer to purchase all of the issued and outstanding shares of common stock of the Company, par value $.001 per share (such shares are collectively referred to herein as the “Shares”), at a price equal to $0.30 per Share, subject to adjustment pursuant to Section 2.1(e) (such price, or any higher price as may be paid in the Offer in accordance with this Agreement, the “Offer Price”), net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in this Agreement (such tender offer, as it may be amended and supplemented from time to time as permitted under this Agreement, the “Offer”);

WHEREAS, in addition to the Offer Price, Parent and Merger Subsidiary shall provide the Company with sufficient funds to pay in full and discharge all of the Company’s outstanding indebtedness and shall assume liability for all Company fees and expenses related to the Merger and the transactions contemplated herein, provided, however, that for the avoidance of doubt, the trade debt of the Company accruing prior to the Closing (as defined herein) will not be paid at Closing but shall become an obligation of the Surviving Corporation (as defined herein);

WHEREAS, the Board of Directors of the Company has, subject to the terms and conditions set forth herein, (i) approved the Offer, (ii) approved this Agreement and (iii) is recommending that the Company’s stockholders accept the Offer, tender their respective Shares to Merger Subsidiary and vote in favor of the adoption of this Agreement at any meeting of the stockholders of the Company held for such purpose, subject to the terms and conditions of this Agreement;

WHEREAS, the respective Boards of Directors of Parent, Merger Subsidiary and the Company have approved the merger of Merger Subsidiary with and into the Company, subject to the terms and conditions set forth in this Agreement, as a result of which each of the issued and outstanding Shares not owned directly or indirectly by Parent, Merger Subsidiary or the Company or constituting Dissenting Shares will be converted into the right to receive the Offer Price in cash (the “Merger”);

WHEREAS, Parent, Merger Subsidiary and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Offer and the Merger and also to prescribe various conditions to the consummation of the Offer and the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Parent, Merger Subsidiary and the Company, intending to be legally bound, hereby agree as follows:

ARTICLE I.
DEFINITIONS

1.1           Definitions.

When used in this Agreement, the following terms in all of their tenses and cases shall have the meanings assigned to them below or elsewhere in this Agreement as indicated below:

“2014 Capital Budget” means, as of the date of this Agreement, the estimated amount of $12 million for oil and natural gas related capital expenditures, including for the purchase of leasehold and seismic data.

“Acceptance Date” means the first date on which the Merger Subsidiary purchases any Shares pursuant to the Offer.

“Acquisition Proposal” means any contract, proposal, offer or indication of interest made by any person or group of persons (other than Parent, Merger Sub or an affiliate thereof), to the Company Stockholders, relating to, or that would reasonably be expected to lead to, in each case in one transaction or a series of related transactions, (i) any merger, consolidation, share exchange for twenty percent (20%) or more (in number or voting power) of any class of equity securities of the Company, business combination, recapitalization, liquidation, dissolution or other similar transaction (including any so-called merger-of-equals and whether or not the Company is the entity surviving any such transaction) involving the Company or any of its Subsidiaries; (ii) any sale, lease, license, exchange, transfer or other disposition of assets (including equity securities of any Subsidiary) or businesses that constitute twenty percent (20%) or more of the assets of the Company and its Subsidiaries, taken as a whole, other than in connection with certain farm-in agreements or other customary oil and gas agreements in the ordinary course of business; (iii) any sale, issuance, exchange, transfer or other disposition in which the Company or any of its Subsidiaries participates and which results in any person beneficially owning more than 20% (in number or voting power) of any class of equity securities or other capital stock of the Company or of any of its Subsidiaries; or (iv) any transaction, including a tender offer or exchange offer, that, if consummated, would result in any person, together with all affiliates thereof, acquiring in such transaction more than 20% (in number or voting power) of any outstanding class of equity securities or other capital stock of the Company or of any of its Subsidiaries.

 “Affiliate” means, when used with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.  As used in the definition of “Affiliate,” the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” shall have the meaning set forth in the opening paragraph.

 “Authorization” shall mean any and all permits, licenses, authorizations, franchises, orders, certificates, registrations or other approvals granted by any Governmental Authority.

“Benefit Plans” shall mean, with respect to a specified Person, any employee pension benefit plan (whether or not insured), as defined in Section 3(2) of ERISA, any employee welfare benefit plan (whether or not insured) as defined in Section 3(1) of ERISA, any plans that would be employee pension benefit plans or employee welfare benefit plans if they were subject to ERISA, such as foreign plans and plans for directors, any stock bonus or other equity compensation, stock ownership, stock option, stock purchase, stock appreciation rights, phantom stock, severance, retention, employment, vacation, holiday, sick leave, change-in-control, deferred compensation and any bonus or incentive compensation plan, agreement, program or policy (whether qualified or nonqualified, written or oral) sponsored, maintained, or contributed to by the specified Person or any of its Subsidiaries for the benefit of any of the present or former directors, officers, employees, agents, consultants or other similar representatives providing services to or for the specified Person or any of its Subsidiaries in connection with such services or any such plans which have been so sponsored, maintained or contributed to within six years prior to the date of this Agreement; provided, however, that such term shall not include (a) routine employment policies and procedures developed and applied in the ordinary course of business and consistent with past practice, including wage policies, (b) workers’ compensation insurance and (c) directors and officers liability insurance.

“Board of Directors” means, with respect to any Person, the board of directors or other governing body of such Person.

“Business Day” means any day, other than Saturday, Sunday or a United States federal holiday, and shall consist of the time period from 12:01 a.m.  through 12:00 midnight Eastern time; provided that for purposes of Article II, “Business Day” as it relates to time periods prescribed under the Securities Act or the Exchange Act shall have the meaning given to such term in Rule 14d-1(g)(3) of the Exchange Act.

“Bylaws” means, with respect to any Person, the bylaws of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Incorporation” means, with respect to any Person, the certificate of incorporation or articles of incorporation, as applicable, of such Person in effect on the date hereof unless the context otherwise requires.

“Certificate of Merger” shall have the meaning set forth in Section 3.1(c).

“Certificates” shall have the meaning set forth in Section 3.7(b).

“Closing” shall have the meaning set forth in Section 3.1(b).

“Closing Date” shall have the meaning set forth in Section 3.1(b).

“COBRA” shall have the meaning set forth in Section 4.13(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and Regulations promulgated thereunder.

“Company” shall have the meaning set forth in the opening paragraph.

“Company Approvals” shall have the meaning set forth in Section 4.5.

“Company Benefit Plans” shall mean Benefit Plans with respect to the Company or any of its Subsidiaries.

 “Company Credit Agreement” means that certain Amended and Restated Credit Agreement dated December 22, 2011 between the Company, Bank of Montreal, as administrative agent, CIT Capital Securities LLC, and the lenders and guarantors party thereto,  as the same may be amended, modified, extended, renewed or replaced from time to time.

“Company Disclosure Documents” shall have the meaning set forth in Section 4.24(a).

“Company Material Adverse Effect” shall mean a Material Adverse Effect on the Company; provided, that none of the following shall constitute, or shall be considered in determining whether there has occurred, and no event, circumstance, change or effect resulting from or arising out of any of the following shall constitute, a Company Material Adverse Effect: (i) any change or effect resulting from changes in general economic, regulatory or business conditions in the United States generally or in world capital markets, (ii) any change in general economic conditions that affect the industries in which the Company and its Subsidiaries conduct their business, so long as such changes or conditions do not adversely affect the Company and its Subsidiaries, taken as a whole, in a materially disproportionate manner relative to other similarly situated participants in the industries or markets in which they operate, (iii) any outbreak of hostilities or war (including acts of terrorism), natural disasters or other force majeure events, in each case in the United States or elsewhere, (iv) any change or effect that affects the oil and gas exploration and development industry generally (including changes in commodity prices, general market prices and regulatory changes affecting the oil and gas exploration and development industry generally), (v) any change in the trading prices or trading volume of the Company’s capital stock, in the Company’s credit rating or in any analyst’s recommendations with respect to the Company (but not, in each case, the underlying cause, unless the underlying cause was excepted by this definition), (vi) any failure by the Company to meet any published or internally prepared estimates of oil and gas reserves, earnings or other financial projections, performance measures or operating statistics (whether such projections or predictions were made by the Company or independent third parties), (vii) any adoption, implementation, promulgation, repeal, modification, reinterpretation or proposal of any rule, regulation, ordinance, order, protocol or any other applicable law of or by any national, regional, state or local governmental entity in the United States or elsewhere in the world, (viii) any changes in GAAP or accounting standards or interpretations thereof, (ix) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to this Agreement or the transactions contemplated hereby, (x) any change or effect resulting from the announcement or pendency of this Agreement, the Offer, the Merger or the other transactions contemplated hereby, (xi) the taking of any action at the request of Parent or Merger Subsidiary, (xii) any action or omission required or permitted by this Agreement, (xiii) any action taken by Parent or Merger Subsidiary or (xiv) the Company’s failure to take any action restricted or prohibited by the Agreement.

“Company Preferred Stock” shall mean the preferred stock of the Company, par value $0.001 per share.

“Company Reserve Report” shall have the meaning set forth in Section 4.19.

“Company Restricted Shares” shall have the meaning as set forth in Section 3.8(d).

“Company Senior Secured Notes” shall mean the Company’s Floating Rate Senior Secured Notes due 2016.

“Company Stock Option” shall have the meaning set forth in Section 3.8(a).

“Company Stock Plans” shall mean the Company’s (i) 2007 Stock Incentive Plan, as amended on December 1, 2009, (ii) 2012 Stock Incentive Plan, as amended on April 25, 2013, and (iii) the Retention Plan, each as may be further amended through the date hereof.

“Company Warrants” shall have the meaning set forth in Section 3.8(e).

“Company’s Consolidated Balance Sheet” shall mean the consolidated balance sheet of the Company as of December 31, 2013 included in the Company’s Consolidated Financial Statements.

“Company’s Consolidated Financial Statements” shall mean the audited consolidated balance sheets of the Company and its Subsidiaries at December 31, 2012 and 2013 and the related consolidated statements of operations, stockholders’ equity, cash flows and comprehensive income (loss) for the fiscal years ended December 31, 2012 and 2013, together with the notes thereto and included in the Company Current Year’s SEC Reports.

“Company’s Disclosure Letter” shall mean a letter of even date herewith delivered by the Company to Parent prior to the execution of the Agreement and certified by a duly authorized officer of the Company, which identifies (i) exceptions to the Company’s representations and warranties contained in Article IV and (ii) the other matters set forth therein.

“Confidentiality Agreement” shall mean that certain confidentiality agreement between Parent and the Company dated July 11, 2014.

“Continuing Employee” shall mean the individuals who were employees of the Company or a Subsidiary of the Company immediately prior to the Effective Time and who continue employment with the Company, a Subsidiary of the Company, Parent or a Subsidiary of Parent following the Effective Time.

“Control” (including the terms “controlled,” “controlled by” and “under common control with”) means (except where another definition is expressly indicated) the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or other voting securities or as trustee or executor, by contract or credit arrangement or otherwise.

“Court” shall mean any court or arbitration tribunal of the United States, any foreign country or any domestic or foreign state, and any political subdivision thereof.

“Current Company Benefit Plans” shall mean Benefit Plans that are sponsored, maintained or contributed to by the Company or any of its Subsidiaries as of the date of this Agreement.

“Current Year’s SEC Reports” of a Person shall mean SEC Reports filed or required to be filed by such Person since December 31, 2013.

“Delaware Secretary of State” shall have the meaning set forth in Section 3.1(c).

“Derivative Transaction” shall have the meaning set forth in Section 4.20(b).

“DGCL” shall mean the Delaware General Corporations Law.

“Disbursing Agent” shall have the meaning set forth in Section 3.7(a).

“Dissenting Shares” shall have the meaning set forth in Section 3.9(a).

“Effective Time” shall have the meaning set forth in Section 3.1(c).

“Eligible Persons” shall have the meaning set forth in Section 3.8(b).

“End Date” shall have the meaning set forth in Section 8.1(b).

“Environmental Law or Laws” shall mean any and all Laws pertaining to the environment currently in effect and applicable to a specified Person and its Subsidiaries, including the Clean Air Act, as amended, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980 (“CERCLA”), as amended, the Federal Water Pollution Control Act, as amended, the Occupational Safety and Health Act of 1970, as amended, the Resource Conservation and Recovery Act of 1976 (“RCRA”), as amended, the Safe Drinking Water Act, as amended, the Toxic Substances Control Act, as amended, the Hazardous & Solid Waste Amendments Act of 1984, as amended, the Superfund Amendments and Reauthorization Act of 1986, as amended, the Hazardous Materials Transportation Act, as amended, the Oil Pollution Act of 1990, as amended (“OPA”), and any state or local Laws implementing the foregoing federal Laws, in each case, as in effect on the execution date of this Agreement.

“Equity Securities” shall mean, with respect to a specified Person, any shares of capital stock of, or other equity interests in, or any securities that are convertible into or exchangeable for any shares of capital stock of, or other equity interests in, or any options, warrants or rights of any kind to acquire any shares of capital stock of, or other equity interests in, such Person.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, and the Regulations promulgated thereunder.

“ERISA Affiliate” shall mean any entity or trade or business (whether or not incorporated), other than the Company, that together with the Company is considered under common control and is currently treated as a single employer under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the Regulations promulgated thereunder.

“Exchange Fund” shall have the meaning set forth in Section 3.7(a).

“Expiration Date” shall have the meaning set forth in Section 2.1(c).

“Financing” shall have the meaning set forth in Section 5.5.

“Financing Agreements” shall have the meaning set forth in Section 6.18(a).

“Financing Letters” shall have the meaning set forth in Section 5.5.

“Financing Sources” shall have the meaning set forth in Section 5.5.

“GAAP” shall mean accounting principles generally accepted in the United States as in effect from time to time.

“Good and Defensible Title” shall mean such title that: (i) is deducible of record from those records of the parish, county, state or other Governmental Authority within the jurisdiction of which  the applicable property is located and the public records of which provide constructive notice of title to real property (the "Office of Record") or is assignable to the Company or any of its Subsidiaries out of an interest of record (as so defined) because of the performance by the Company or any of its Subsidiaries of all operations required to earn an enforceable right to such assignment, or in the case of a beneficial or contractual interest, from the contract creating such interest, or the applicable Office of Record, or in the case of a state mandated pooling order, in the offices of the applicable Governmental Authority; (ii) entitles the Company or any of its Subsidiaries to receive a percentage of Hydrocarbons produced, saved, and marketed from such well or property not less than the interest set forth in the Company Reserve Report with respect to each proved property evaluated therein under the caption “Net Revenue Interest” or “NRI” without reduction during the life of such property, except as stated in the Company Reserve Report; and (iii) does not obligate the Company or any of its Subsidiaries to pay costs or expenses relating to each such proved property in an amount greater than the interest set forth for that property under the caption “Working Interest” or “WI” in the Company Reserve Report without increase over the life of such property, except as shown on the Company Reserve Report.

“Governmental Authority” shall mean any governmental agency or authority (including a Court) of the United States, any foreign country, or any domestic or foreign state, and any political subdivision thereof, and shall include any multinational authority having governmental or quasi-governmental powers.

“Hazardous Substance” shall have the meaning specified in CERCLA for “hazardous substance.”

 “Hydrocarbons” shall mean oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Intellectual Property” shall mean all trade secrets, know-how, patents and patent applications, all registered trademarks and service marks and applications for registration thereof, all registered copyrights and applications for registration thereof and all Internet domain name registrations.

“Interim Period” shall have the meaning set forth in Section 6.1.

“IRS” shall mean the Internal Revenue Service.

“Knowledge” shall mean, with respect to either the Company or the Parent, the actual knowledge of any executive officer of such party.

“Law” shall mean all laws, statutes, ordinances and Regulations of the United States, any state of the United States, any foreign country, any foreign state and any political subdivision thereof, including all decisions of Courts having the effect of law in each such jurisdiction.

“Lien” shall mean any mortgage, pledge, security interest, adverse claim, encumbrance, lien or charge of any kind (including any agreement to give any of the foregoing), any conditional sale or other title retention agreement, any lease in the nature thereof or the filing of or agreement to give any financing statement under the Laws of any jurisdiction.

“Material Adverse Effect” shall mean with respect to a specified Person, any change, effect, event, circumstance or occurrence with respect to the business, financial condition, results of operations, properties, assets, liabilities or obligations of such Person or its Subsidiaries, that is, or would be reasonably expected to have a material adverse effect on the current or future business, assets, properties, liabilities or obligations, results of operations or financial condition of the Person and its Subsidiaries, taken as a whole, or on the ability of the Person to perform in a timely manner its obligations under this Agreement or consummate the transactions contemplated by this Agreement.

“Material Contract” shall have the meaning set forth in Section 4.10.

“Merger” shall have the meaning set forth in the recitals.

“Merger Consideration” shall have the meaning set forth in Section 3.6(b).

“Merger Subsidiary” shall have the meaning set forth in the opening paragraph.

“Minimum Tender Condition” shall have the meaning set forth in Annex A.

“Offer” shall have the meaning set forth in the recitals.

“Offer Documents” shall have the meaning set forth in Section 2.1(b).

“Offer Price” shall have the meaning set forth in the recitals.

“Oil and Gas Interests” means (i) direct and indirect interests in and rights with respect to oil, gas, mineral, and related properties and assets of any kind and nature, direct or indirect,

including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other nonworking interests and non-operating interests; (ii) all interests in rights with respect to Hydrocarbons and other minerals or revenues therefrom, all contracts in connection therewith and claims and rights thereto (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, oil and gas sales, exchange and processing contracts and agreements, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions; (iii) all easements, rights of way, licenses, permits, leases, and other interests associated with, appurtenant to, or necessary for the operation of any of the foregoing; and (iv) all interests in equipment and machinery (including wells, well equipment and machinery), oil and gas production, gathering, transmission, treating, processing, and storage facilities (including tanks, tank batteries, pipelines, and gathering systems), pumps, water plants, electric plants, gasoline and gas processing plants, refineries, and other tangible personal property and fixtures associated with, appurtenant to, or necessary for the operation of any of the foregoing.

“Option Consideration” means the excess, if any, of the Offer Price over the per share exercise price of the applicable Company Stock Option immediately prior to the Acceptance Date.

“Order” shall mean any judgment, order or decree of any Court or other Governmental Authority, federal, foreign, state or local, of competent jurisdiction.

“Parent” shall have the meaning set forth in the opening paragraph.

“Parent Approvals” shall have the meaning set forth in Section 5.3.

“Parent Material Adverse Effect” shall mean a Material Adverse Effect on Parent.

“Parent Plans” shall have the meaning set forth in Section 6.15(a).

“Parent Termination Fee” shall have the meaning set forth in Section 8.3(c).

“Payee” shall have the meaning set forth in Section 8.3(b).

“PBGC” shall mean the Pension Benefit Guaranty Corporation.

“PWP” shall mean Perella Weinberg Partners, the Company’s financial advisor.

“Permitted Liens” shall mean:

(a)        Liens associated with obligations reflected in the Company’s Consolidated Balance Sheet which are: (i) not otherwise provided for below, and (ii) set forth on Schedule A attached hereto;

(b)        consents to assignment and similar contractual provisions affecting such property or asset (i) with respect to which consents are obtained from appropriate parties prior to the Effective Time, or, in the case of consents of Governmental Authorities, that are customarily obtained subsequent to a sale or conveyance, to the extent that such consents are obtained after the Effective Time or (ii) which do not effectively (i) reduce the net revenue interest (referred to herein as “NRI”) for such property or asset (if any) set forth in the Company Reserve Report, or (ii) increase the working interest (referred to herein as “WI”) for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(c)        preferential rights to purchase and similar contractual provisions affecting such property or asset (i) with respect to which waivers are obtained from the appropriate parties prior to the Effective Time or the appropriate time period has expired prior to the Effective Time without an exercise of the rights or (ii) which do not effectively (x) reduce the net revenue interest (referred to herein as “NRI”) for such property or asset (if any) set forth in the Company Reserve Report, or (y) increase the working interest (referred to herein as “WI”) for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(d)       rights reserved to or vested in a Governmental Authority having jurisdiction over or to regulate such property or asset in any manner whatsoever and all laws of such Governmental Authorities;

(e)        easements, rights-of-way, permits, licenses, servitudes, surface leases, sub-surface leases, grazing rights, logging rights, ponds, lakes, waterways, canals, ditches, reservoirs, equipment, pipelines, utility lines, railways, streets, roads and structures on, over or through such asset that do not (i)  materially affect or impair the ownership, use or operation of such property or asset (as currently owned and operated), (ii) reduce the net revenue interest (referred to herein as “NRI”) for such property or asset (if any) set forth in the Company Reserve Report, or (iii) increase the working interest (referred to herein as “WI”) for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(f)        Liens for Taxes or assessments not yet delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP;

(g)        Liens of operators (i) relating to obligations not yet delinquent or (ii) which do not effectively (x) reduce the NRI for the affected property or asset (if any) set forth in the Company Reserve Report, or (y) increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(h)        any other (i)  Liens or charges constituting or securing the payment of expenses that were incurred incidental to maintenance, development, production or operation of such property or asset or for the purpose of developing, producing or processing Hydrocarbons therefrom or therein, and (ii) statutory landlord’s, materialman’s, mechanics’, repairmans’, employees’, contractors’ or other similar Liens or charges to the extent only in each case that any of the foregoing relate to obligations not yet delinquent or for which adequate reserves have been established in accordance with GAAP and (iii) other such Liens or charges which do not effectively (x) reduce the NRI for the affected property or asset (if any) set forth in the Company Reserve Report,  or (y) increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(i)         the terms and conditions of the instruments creating such property or asset (including all oil and gas leases) and all lessors’ royalties, overriding royalties, net profits interests, carried interests, production payments, reversionary interests and other burdens on or deductions from the proceeds of production (in each case) that do not operate to reduce the NRI for such property or asset (if any) set forth in the Company Reserve Report or increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(j)         defects and irregularities that (i) do not, individually or in the aggregate, result in a Company Material Adverse Effect or (ii) which do not (x) reduce the NRI for the affected property or asset (if any) set forth in the Company Reserve Report,  or (y) increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(k)        to the extent not otherwise included as a Permitted Lien, contractual Liens arising under production sales contracts; division orders; contracts for sale, purchase, exchange, refining or processing of Hydrocarbons; farm-out or farm-in agreements; participation agreements; unitization and pooling designations, declarations, orders and agreements; operating and sub-contractor operating agreements; agreements of development; area of mutual interest agreements; joint venture and oil and gas partnership agreements; gas balancing and deferred production agreements; plant agreements; production handling agreements; processing agreements; pipeline, gathering and transportation agreements; injection, repressuring, recycling and other enhanced oil and gas recovery agreements; carbon dioxide purchase or sale agreements; salt water or other disposal agreements; seismic or other geophysical permits or agreements; agreements for the lease of office space; and other agreements (in each case) to the extent only, in each case that (i)  the same are ordinary and customary to the oil and gas exploration, development, operating, processing or extraction business, and (ii)  do not (x) relate to obligations secured thereby which are not yet delinquent or are being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP, or (y) (1) reduce the NRI for the affected property or asset (if any) set forth in the Company Reserve Report,  or (2) increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI;

(l)       Liens in connection with workers’ compensation, unemployment insurance or other social security, old age pension or public liability obligations which (i) are not delinquent or which are being contested in good faith by appropriate action and for which adequate reserves have been established in accordance with GAAP, or (ii) which do not (x) reduce the NRI for the affected property or asset (if any) set forth in the Company Reserve Report,  or (y) increase the WI for such property or asset (if any) set forth in the Company Reserve Report, without a corresponding proportionate increase in the corresponding NRI; and

(n)        Liens on cash or securities pledged to secure performance of tenders, surety and appeal bonds, government contracts, performance and return of money bonds, bids, trade contracts, leases, statutory obligations, regulatory obligations and other obligations of a like nature incurred in the ordinary course of business.

 “Person” shall be construed as broadly as possible and shall include (i) an individual or natural person, partnership, limited liability company, corporation, joint stock company, trust, estate, joint venture, association or unincorporated organization, or any other form of business or professional entity, but shall not include a Governmental Authority, or (ii) any “person” for purposes of Section 13(d)(3) of the Exchange Act.

“Proxy Statement” shall have the meaning as set forth in Section 4.24(a).

“Regulation” shall mean any rule or regulation of any Governmental Authority having the effect of Law or of any rule or regulation of any self-regulatory organization, such as the Stock Exchange.

“Release” shall have the meaning specified in CERCLA for “release.”

“Representatives” means, when used with respect to Parent or the Company, the directors, officers, employees, consultants, accountants, legal counsel, financing sources, investment bankers, agents, advisors, controlling persons and other representatives (including any investment banker, financial advisor, attorney or accountant) of Parent, its Affiliates and its Subsidiaries, or the Company, its Affiliates and its Subsidiaries.

“Required Company Vote” shall have the meaning as set forth in Section 4.4(b).

“Retention Plan” means the incentive and retention bonuses granted to the Company’s employees as approved by the Company Board and as set forth on Schedule B attached hereto.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002, as amended, and the Regulations promulgated thereunder.

“Schedule 14D-9” shall have the meaning as set forth in Section 2.2(b).

“Schedule TO” shall have the meaning as set forth in Section 2.1(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Reports” shall mean (1) all Annual Reports on Form 10-K, (2) all Quarterly Reports on Form 10-Q, (3) all proxy statements relating to meetings of stockholders (whether annual or special), (4) all Current Reports on Form 8-K and (5) all other reports, schedules, registration statements or other documents required to be filed by a specified Person with the SEC pursuant to the Securities Act or the Exchange Act.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the Regulations promulgated thereunder.

“Senior Notes” shall mean the Company’s Floating Rate Senior Secured Notes due 2016.

“Severance Plan” shall have the meaning set forth in Section 3.8(c).

“Severance Plan Eligible Employees” shall have the meaning set forth in Section 3.8(c).

“Shares” shall have the meaning set forth in the recitals.

“Short-Form Threshold” shall have the meaning set forth in Section 2.3(b).

“Stock Exchange” shall mean the OTCQB tier of the OTC Markets Group Inc.

“Stockholders Meeting” shall have the meaning set forth in Section 6.8.

“Subsidiary” of a specified Person shall be any corporation, partnership, limited liability company, joint venture or other legal entity of which the specified Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, 50% or more of the stock or other equity or partnership interests the holders of which are generally entitled to vote for the election of or otherwise elect a majority of the Board of Directors or other governing body of such corporation or other legal entity or of which the specified Person controls the management.

“Superior Proposal” means any bona fide written Acquisition Proposal made by a third party on terms which the Board of Directors of the Company determines in good faith (based on, among other things, the advice of its financial and legal advisors), taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making such proposal,  as well as any proposed changes to this Agreement that may be proposed by the Parent in a binding written offer in response to such proposal, that such proposal (i) would, if consummated in accordance with its terms, be more favorable, from a financial point of view, to the holders of the Shares (other than Parent, Merger Subsidiary and their respective Affiliates) than the transactions contemplated by this Agreement and (ii) contains conditions which are all reasonably capable of being satisfied in a timely manner; provided, that for purposes of this definition of “Superior Proposal,” the references to “20%” in the definition of “Acquisition Proposal” shall be deemed to be references to “50%.”

“Surviving Bylaws” shall have the meaning set forth in Section 3.3.

“Surviving Charter” shall have the meaning set forth in Section 3.2.

“Surviving Corporation” shall have the meaning set forth in Section 3.1(a).

“Tax” or “Taxes” shall mean all taxes, charges, imposts, tariffs, fees, levies or other similar assessments or liabilities, including income taxes, ad valorem taxes, excise taxes, withholding taxes, social security taxes, stamp taxes, value added taxes or other taxes of or with respect to gross receipts, premiums, real property, personal property (tangible and intangible), windfall profits, sales, use, transfers, licensing, registration, employment, capital stock, unemployment, disability, payroll and franchises imposed by or under any Law; and such terms shall include any interest, fines, penalties, assessments or additions to tax resulting from, attributable to or incurred in connection with any such tax or any contest or dispute thereof.

“Tax Returns” shall have the meaning set forth in Section 4.14(a).

“Terminated Company Benefit Plans” shall mean Benefit Plans that were sponsored, maintained or contributed to by the Company or any of its Subsidiaries within six years prior to the date of this Agreement but which have been terminated prior to the date of this Agreement.

“Termination Date” shall have the meaning set forth in Section 6.1.

“Termination Fee” shall have the meaning set forth in Section 8.3(b).

“Top-Up Notice” shall have the meaning set forth in Section 2.3(c).

“Top-Up Option” shall have the meaning set forth in Section 2.3(a).

“Top-Up Option Shares” shall have the meaning set forth in Section 2.3(a).

“Warrant Payments” shall have the meaning set forth in Section 3.8(e).

ARTICLE II.
THE OFFER

2.1           The Offer

(a)           Subject to the provisions of this Agreement, as promptly as practicable and in any event no later than October 9, 2014, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, commence, within the meaning of Rule l4d-2 under the Exchange Act, the Offer.  The obligation of Merger Subsidiary to, and of Parent to cause Merger Subsidiary to, accept for payment and pay for any Shares tendered pursuant to the Offer shall be subject only to the satisfaction of the conditions set forth in Annex A and to the terms and conditions of this Agreement; provided that Parent and Merger Subsidiary may waive any of the conditions to the Offer (other than the Minimum Tender Condition, which may not be waived without the prior written consent of the Company) and may make changes in the terms and conditions of the Offer except that, without the prior written consent of the Company, (i) no change may be made to the form of consideration to be paid, (ii) no decrease in the Offer Price or the number of Shares sought in the Offer may be made, (iii) no change which imposes additional conditions to the Offer or modifies any of the conditions set forth in Annex A in any manner adverse to the holders of the Shares may be made, (iv) neither Parent nor Merger Subsidiary may extend the Offer, except in accordance with Section 2.1(c) and (v) otherwise amend the Offer in any manner adverse to the Company or any holder of Shares.  The parties hereto agree to cooperate in good faith to modify the terms of the Offer as and if required by the SEC.

(b)           On the date of commencement of the Offer, Parent and Merger Subsidiary shall file with the SEC, pursuant to and in accordance with Rule 14d-3 and Regulation M-A under the Exchange Act, a Tender Offer Statement on Schedule TO (as amended and supplemented from time to time, the “Schedule TO”), which shall comply in all material respects with the provisions of applicable federal securities Laws, and shall contain the offer to purchase relating to the Offer and forms of the related letter of transmittal and other appropriate documents (which documents, as amended or supplemented from time to time, are referred to herein collectively as the “Offer Documents”).  Parent and the Merger Subsidiary further agree to disseminate the Offer Documents to holders of Shares as and to the extent required by applicable federal securities Laws.  In conducting the Offer, Parent and the Merger Subsidiary shall comply with the provisions of the Exchange Act and any other applicable Laws necessary to be complied with in connection with the Offer.  The Company shall promptly furnish to Parent and Merger Subsidiary all information concerning the Company and its Subsidiaries and the Company’s stockholders that may be required by the Exchange Act to be set forth in the Offer Documents or reasonably requested by Parent and Merger Subsidiary for inclusion therein  The Company and its counsel shall be given a reasonable opportunity to review and comment on the Offer Documents prior to their filing with the SEC, and Parent and Merger Subsidiary shall give reasonable and good faith consideration to any comments made by the Company and its counsel.  Parent and Merger Subsidiary agree to provide the Company and its counsel (i) any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Offer Documents promptly after receipt thereof and prior to responding thereto and (ii) a reasonable opportunity to participate in the response of Parent and Merger Subsidiary to these comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with Parent and Merger Subsidiary or their counsel in any discussions or meetings with the SEC.  Each of Parent, Merger Subsidiary and the Company agrees promptly to correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect, and Parent and Merger Subsidiary further agree to take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and be disseminated to holders of Shares, in each case, as and to the extent required by applicable Law.

(c)           The initial scheduled expiration date of the Offer shall be midnight, New York City time, on the twentieth Business Day after (for this purpose calculated in accordance with Rule 14d-1(g)(3) under the Exchange Act) the date of its commencement (the initial “Expiration Date,” and if and only if the expiration time and date is extended as authorized in this Agreement, as so extended, the “Expiration Date”); provided, however, that Merger Subsidiary:  (i) may, from time to time extend the Offer for one or more periods of up to 10 Business Days each (or such longer period as may be agreed to by the Company), if at the scheduled Expiration Date any of the conditions of the Offer, including the Minimum Tender Condition and the conditions and requirements set forth on Annex A (other than conditions which by their nature are to be satisfied at the closing of the Offer), shall not have been satisfied or waived, until such time as such conditions are satisfied or waived to the extent permitted by this Agreement or (ii) shall extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.  Subject to the terms and conditions of the Offer and this Agreement, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, accept for payment and pay for Shares validly tendered and not withdrawn pursuant to the Offer as soon as possible after the Expiration Date so long as the conditions and requirements set forth on Annex A have been complied with or validly waived.  The Offer may not be terminated prior to its scheduled Expiration Date (as it may be extended in accordance with this Agreement) unless this Agreement is terminated in accordance with Section 8.1.

(d)           Parent shall provide or cause to be provided to Merger Subsidiary on a timely basis the funds necessary to purchase any Shares that Merger Subsidiary becomes obligated to purchase pursuant to the Offer.

2.2           Company Actions.

(a)           The Company hereby approves of and consents to the Offer and represents and warrants that the Board of Directors of the Company, at a meeting duly called and held, has unanimously (i) determined that this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Top-Up Option (as defined herein), are advisable, and in the best interests of, the Company and its stockholders, (ii) adopted resolutions approving and declaring advisable this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Top-Up Option, (iii) resolved to recommend that the stockholders of the Company accept the Offer, tender their Shares and, if required by applicable Law, adopt and approve this Agreement and the transactions contemplated hereby, including the Merger, provided that such recommendation may be withdrawn, modified or amended in accordance with the provisions of Section 6.3, (iv) acknowledged that such approval is effective for purposes of Section 203 of the DGCL, (v) resolved to elect, to the extent permitted by Law, not to be subject to any “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations of any jurisdiction that may purport to be applicable to this Agreement, and (vi) taken all necessary steps to render Section 203 of the DGCL inapplicable to the Merger, Parent, Merger Subsidiary, and the acquisition of Shares pursuant to the Offer.  The Company further represents that PWP has delivered to the Board of Directors of the Company an opinion to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Offer Price or Merger Consideration to be received by the holders of Shares (other than the Company, any wholly-owned Subsidiary of the Company, Parent and Merger Subsidiary) in the Offer and the Merger is fair, from a financial point of view, to such holders.  The Company hereby consents to the inclusion in the Offer Documents of the recommendation of the Board of Directors of the Company described in the first sentence of this Section 2.2(a), subject to the Company’s rights to withdraw, modify or amend its recommendation in accordance with the provisions of Section 6.3 and represents that it has obtained all necessary consents to permit the inclusion of the fairness opinion of PWP in the Schedule 14D-9 and the Proxy Statement so long as PWP and its counsel have had a reasonable opportunity to review and approve such inclusion and have approved such inclusion before  the submission or distribution of the Schedule 14D-9 and the Proxy Statement (such approval not to be unreasonably withheld, conditioned or delayed). The Company hereby represents and warrants that it has been advised that each of its directors and executive officers intends to tender pursuant to the Offer any and all Shares they own beneficially or of record.

(b)           The Company shall file with the SEC, as promptly as practicable after the filing by Parent of the Offer Documents (and in any event within ten (10) Business Days thereafter), a Solicitation/Recommendation Statement on Schedule 14D-9 with respect to the Offer (as amended and supplemented from time to time, the “Schedule 14D-9”) that shall reflect, subject to the provisions of Section 6.3, the recommendation of the Company’s Board of Directors referred to in Section 2.2(a) above, and shall disseminate the Schedule 14D-9 to stockholders of the Company as required by Rule 14D-9 promulgated under the Exchange Act.  To the extent practicable, the Company shall cooperate with Parent and Merger Subsidiary in mailing or otherwise disseminating the Schedule 14D-9 with the appropriate Offer Documents to the holders of Shares.  The Schedule 14D-9 shall comply in all material respects with the provisions of applicable federal securities Laws.  Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary required by the Exchange Act to be set forth in the Schedule 14D-9 or reasonably requested by the Company for inclusion therein. The Company shall deliver copies of the proposed form of the Schedule 14D-9 to Parent within a reasonable time prior to the filing thereof with the SEC for review and comment by Parent and its counsel, and Parent and Merger Subsidiary shall be given a reasonable opportunity to review and comment on the Schedule 14D-9 prior to its filing with the SEC.  The Company agrees to provide Parent (i) copies of, and to consult with Parent and its counsel regarding any comments that may be received from the SEC or its staff (whether written or oral) with respect to the Schedule 14D-9 promptly after receipt thereof and (ii) a reasonable opportunity to participate in the response of the Company to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.  Each of the Company, Parent and Merger Subsidiary shall promptly correct any information provided by it for use in the Schedule 14D-9 that shall become false or misleading in any material respect, and the Company shall take all steps necessary to cause the Schedule 14D-9 as so corrected to be filed with the SEC and disseminated to the stockholders of the Company as and to the extent required by applicable Law.

(c)           In connection with the Offer, the Company shall cause its transfer agent to furnish Parent promptly with mailing labels, security position listings and any available listing or computer files containing the names and addresses of the record holders of the Shares as of a recent date, and shall furnish Parent with such information and assistance as Parent or its agents may reasonably request in communicating the Offer to the stockholders of the Company.  Subject to the requirements of applicable Law, and except for such steps as are necessary to disseminate the Offer Documents and any other documents necessary to consummate the Merger, Parent and Merger Subsidiary shall, and shall cause each of their Affiliates to, hold in confidence the information contained in any of such labels, listings and files, use such information only in connection with the Offer and the Merger, and, if this Agreement is terminated, deliver to the Company all copies of such information or extracts therefrom then in their possession or under their control.

2.3           Top-Up Option

(a)           The Company hereby grants to Merger Subsidiary an irrevocable option (the “Top-Up Option”), for so long as this Agreement has not been terminated pursuant to the provisions hereof and exercisable only in accordance with the terms and conditions set forth in this Section 2.3, to purchase that number of Shares (but not less than that number) (the “Top-Up Option Shares”) equal to the lowest number of Shares that, together with the number of Shares collectively owned, directly or indirectly, by Parent, Merger Subsidiary and/or their affiliates at the time of such exercise, shall constitute one Share more than 90% of the total Shares then outstanding (assuming the issuance of the Top-Up Option Shares) at a purchase price per Top-Up Option Share equal to the Offer Price.

(b)             Subject to satisfaction of all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied on the Closing Date), if there shall not have been validly tendered in the Offer and not validly withdrawn that number of Shares which, when added to the Shares owned by Parent, Merger Subsidiary or their respective Affiliates, would represent at least 90% of the Shares outstanding (treating Shares owned by the Company as treasury stock as not outstanding) at the Acceptance Time (the “Short-Form Threshold”), then Parent shall exercise the Top-Up Option for such number of Top-Up Option Shares as is necessary for Parent to reach the Short-Form Threshold.  Moreover, the Top-Up Option shall be exercisable only once in whole and not in part and only at such time as Parent and Merger Subsidiary and their affiliates hold, in the aggregate, at least a majority of the issued and outstanding Shares. Notwithstanding anything in this Agreement to the contrary, the Top-Up Option shall not be exercisable: (i) to the extent that the Top-Up Option Shares would exceed the number of authorized but unissued shares of the Company’s common stock that are not reserved or otherwise committed to be issued; (ii) if any Law or Order then in effect shall prohibit the exercise of the Top-Up Option or the delivery of the Top-Up Option Shares; or (iii) if Parent or Merger Subsidiary has not accepted for payment all Shares validly tendered in the Offer and not withdrawn.  The closing of the purchase of the Top-Up Option Shares shall take place at the location of the Closing specified in Section 3.1(b), and shall take place simultaneously with, or as soon as reasonably practicable after, the Acceptance Time.  Without the prior written consent of the Company, the right to exercise the Top-Up Option granted pursuant to this Agreement shall not be assigned by Parent other than to a wholly owned Subsidiary of Parent, including by operation of Law or otherwise, without the prior written consent of the Company. Any attempted assignment in violation of this Section 2.3(b) shall be null and void.

(c)           In the event that Parent shall exercise the Top-Up Option, Parent shall send to the Company a written notice (a “Top-Up Exercise Notice”) specifying (i) the number of Shares owned by Parent, Merger Subsidiary and their affiliates at the time of such notice (giving effect to the closing of the Offer) and (ii) the manner in which Parent intends to pay the applicable purchase price of the Top-Up Option Shares.  Such Top-Up Exercise Notice shall also include an undertaking signed by Parent and Merger Subsidiary that, as promptly as practicable following such exercise of the Top-Up Option, Merger Subsidiary shall, and Parent shall cause Merger Subsidiary to, consummate the Merger in accordance with Section 253 of the DGCL.  The Company shall, promptly after receipt of the Top-Up Exercise Notice, deliver a written notice to Merger Subsidiary confirming, based on the information provided by Parent in the Top-Up Exercise Notice, (i) the number of Shares then outstanding (assuming the issuance of the Top-Up Option Shares), and (ii) the number of Top-Up Option Shares issuable under the Top-Up Option and the aggregate purchase price therefore.

(d)           At the Closing of the purchase of the Top-Up Option Shares, subject to the terms and conditions of this Agreement, (i) the Company shall deliver to Merger Subsidiary the

Top-Up Option Shares and (ii) Merger Subsidiary shall purchase each Top-Up Option Share from the Company at the Offer Price.  Payment of the aggregate purchase price for the Top-Up Option Shares may be made, at Merger Subsidiary’s option, by delivery of (x) immediately available funds by wire transfer to an account designated by the Company or (y) a combination of cash equal to an amount not less than the aggregate par value of the Top-Up Option Shares and a promissory note for the remainder of the purchase price for the Top-Up Option Shares.  Any such promissory note shall be full recourse to Parent and Merger Subsidiary, shall bear interest at the applicable federal rate as determined for U.S. income tax purposes, shall mature on the first anniversary of the date of execution and delivery of such promissory note, may be prepaid at any time without premium or penalty and shall have no other material terms.

(e)           Parent and Merger Subsidiary acknowledge that the Top-Up Option Shares that Merger Subsidiary may acquire upon exercise of the Top-Up Option will not be registered under the Securities Act, and will be issued in reliance upon an exemption thereunder for transactions not involving a public offering.  Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that it is, or will be upon the purchase of the Top-Up Option Shares, an “accredited investor”, as defined in Rule 501 of Regulation D promulgated under the Securities Act, and that any Top-Up Option Shares are being acquired for investment and not with a view to, or for resale in connection with, any distribution (within the meaning of the Securities Act).

(f)           The parties will cooperate and use reasonable best efforts to ensure that the issuance and delivery of the Top-Up Option Shares comply with all applicable Laws.

(g)           Notwithstanding anything to the contrary contained herein, each of Parent, Merger Subsidiary and the Company agrees and acknowledges that, in any appraisal proceeding under Section 262 of the DGCL with respect to Dissenting Shares, the Surviving Corporation shall not assert that the Top-Up Option, the Top-Up Option Shares or any cash or promissory note delivered by Purchaser to the Company in payment for the Top-Up Shares should be considered in connection with the determination of the fair market value of the shares of Company Common Stock held by dissenting stockholders in accordance with Section 262 of the DGCL.

ARTICLE III.
THE MERGER

3.1           The Merger.

(a)           Upon the terms and subject to the conditions hereof, and in accordance with the provisions of the DGCL, Merger Subsidiary shall be merged with and into the Company at the Effective Time.  Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and shall continue its corporate existence under the Laws of the State of Delaware, and the separate corporate existence of Merger Subsidiary shall cease.

(b)           The closing of the Merger (the “Closing”) shall take place at a location designated by the Company which is reasonably satisfactory to the Parent, at 10:00 a.m., local time, on a date designated by the Company which is reasonably satisfactory to Parent, which shall be as soon as practicable, but not later than two (2) Business Days, after satisfaction or waiver of all of the conditions set forth in Article VII (other than those conditions that by their nature must be satisfied on the Closing Date), or at such other place, time and date as the parties hereto shall agree. The date on which the Closing occurs is hereinafter referred to as the “Closing Date.”

(c)           Subject to the provisions of this Agreement, during the Closing, the parties to this Agreement shall cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware (the “Delaware Secretary of State”) a certificate of merger or other appropriate document (the “Certificate of Merger”) in such form as is required by and executed in accordance with the DGCL.  The Merger shall become effective when the Certificate of Merger has been filed with the Delaware Secretary of State or at such later time as shall be agreed upon by Parent and the Company and specified in the Certificate of Merger (the “Effective Time”).

(d)           In the event that Parent, Merger Subsidiary and any other Subsidiary of Parent shall collectively own at least 90% of the outstanding Shares after consummation of the Offer and, if applicable, exercise of the Top-Up Option, following the satisfaction or waiver (by the parties) of the conditions set forth in Article VII, Parent, Merger Subsidiary and the Company hereby agree to take all necessary and appropriate action to cause the Merger to become effective, without a meeting of the holders of Shares, in accordance with Section 253 of the DGCL as promptly as practicable.

(e)           The Merger shall have the effects specified under the DGCL.  As of the Effective Time, the Company shall be a direct wholly owned subsidiary of Parent. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all property, rights, powers, privileges and franchises of Merger Subsidiary shall vest in the Company as the Surviving Corporation, and all debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Corporation.  The Surviving Corporation may, at any time after the Effective Time, take any action (including executing and delivering any document) in the name and on behalf of either the Company or Merger Subsidiary in order to carry out and effectuate the transactions contemplated by this Agreement.  The Surviving Corporation shall thereafter be responsible and liable for all the liabilities and obligations of the Company and Merger Subsidiary.

3.2           Certificate of Incorporation.

The Certificate of Incorporation of the Surviving Corporation in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Certificate of Incorporation of the Surviving Corporation (the “Surviving Charter”), until amended as provided in the Surviving Charter or by applicable Law.

3.3           Bylaws.

The Company shall take all requisite action so that the Bylaws of Merger Subsidiary in effect immediately prior to the Effective Time shall be, from and after the Effective Time, the Bylaws of the Surviving Corporation (the “Surviving Bylaws”), until amended in accordance with the Surviving Charter, the Surviving Bylaws or by applicable Law.

3.4           Directors and Officers.

Subject to applicable Law, the Company shall take all requisite action so that the directors of Merger Subsidiary immediately prior to the Effective Time shall be, from and after the Effective Time, the directors of the Surviving Corporation until their successors are duly elected and qualified or until their earlier death, resignation or removal in accordance with the Surviving Charter, the Surviving Bylaws and the DGCL.

3.5           Additional Actions.

If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any further deeds, assignments or assurances in Law or any other acts are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or (b) otherwise carry out the provisions of this Agreement, the Company and its officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute and deliver all such deeds, assignments or assurances in Law and to take all acts necessary, proper or desirable to vest, perfect or confirm title to and possession of such rights, properties or assets in the Surviving Corporation and otherwise to carry out the provisions of this Agreement, and the officers and directors of the Surviving Corporation are authorized in the name of the Company or otherwise to take any and all such action.

3.6           Conversion of Shares.

At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Subsidiary, the Company or the holders of any of the securities of the Parent, Merger Subsidiary or the Company:

(a)           each Share held immediately prior to the Effective Time by the Company or any wholly-owned Subsidiary of the Company and each issued and outstanding Share owned by Parent, Merger Subsidiary or any other Subsidiary of Parent and all Shares held in treasury by the Company shall be canceled automatically and retired and shall cease to exist, and no payment or consideration shall be made with respect thereto;

(b)           each issued and outstanding Share other than (i) Shares referred to in Section 3.6(a) and (ii) Dissenting Shares, shall be converted into the right to receive an amount in cash, without interest, equal to the Offer Price (the “Merger Consideration”).  At the Effective Time, all such Shares shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Shares immediately prior to the Effective Time shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, without interest; and

(c)           each share of capital stock of Merger Subsidiary issued and outstanding immediately prior to the Effective Time shall be converted into one fully paid and nonassessable share of common stock, no par, of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

3.7           Surrender and Payment.

(a)           Prior to the Effective Time, Parent shall appoint a bank or trust company reasonably acceptable to the Company to act as disbursing agent (the “Disbursing Agent”) for the purpose of receiving and exchanging the payment of Merger Consideration for the benefit of the Company stockholders upon surrender of certificates representing the Shares. The Disbursing Agent shall also act as the agent for the Company stockholders for the purpose of holding the certificates representing the Shares and shall obtain no rights or interests in the Shares represented by such certificates.   Parent will enter into a disbursing agent agreement with the Disbursing Agent, and at such times, and from time to time, as the Disbursing Agent requires funds to make the payments pursuant to Section 3.6(b), Parent shall deposit or cause to be deposited with the Disbursing Agent cash in an aggregate amount necessary to make the payments pursuant to Section 3.6(b) to holders of Shares (such amounts being hereinafter referred to as the “Exchange Fund”).  For purposes of determining the aggregate amount to be so deposited, Parent and Merger Subsidiary shall assume that no stockholders of the Company will perfect any right to appraisal of his, her or its Shares.  The Disbursing Agent shall invest the Exchange Fund as directed by Parent; provided that such investments shall be (i) direct obligations of the United States of America, (ii) obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, (iii) commercial paper rated the highest quality by either Moody’s Investors Services, Inc.  or Standard & Poor’s Corporation or (iv) a combination of any of the foregoing; provided further that no loss thereon or thereof shall affect the amounts payable to holders of Shares pursuant to Section 3.6(b).  Any interest and other income resulting from such investment shall become a part of the Exchange Fund, and any amounts in excess of the amounts payable under Section 3.6(b) shall be promptly paid to Parent.  If for any reason (including losses) such funds are inadequate to pay all amounts to which holders of Shares shall be entitled hereunder, Parent shall promptly deposit or cause to be deposited additional cash with the Disbursing Agent sufficient to make all payments required under this Agreement, and Parent and the Merger Subsidiary shall in any event be liable for payment thereof. The Exchange Fund shall not be used for any other purpose. Parent shall bear and pay all charges and expenses, including those of the Disbursing Agent, incurred in connection with the exchange of Shares and the Exchange Fund.

(b)           Parent shall cause the Disbursing Agent to mail promptly after the Effective Time, but in no event later than the third (3rd) Business Day thereafter, to each Person who was a record holder as of the Effective Time of an outstanding certificate or certificates which immediately prior to the Effective Time represented Shares (the “Certificates”), and whose Shares were converted into the right to receive Merger Consideration pursuant to Section 3.6(b), (i) a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Disbursing Agent) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration.  Upon surrender of a

Certificate to the Disbursing Agent for cancellation, together with such letter of transmittal duly executed and such other documents as may be reasonably required by the Disbursing Agent, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration payable in respect of that Certificate, less any required withholding of Taxes, to be mailed within five (5) Business Days of the receipt of such Certificate and executed letter of transmittal by the Distributing Agent, and such Certificate shall forthwith be canceled.  No interest will be paid or accrued on the cash payable upon the surrender of the Certificates.

(c)           If payment of any portion of the Merger Consideration is to be made to a Person other than the Person in whose name the Certificate surrendered is registered, it shall be a condition of payment of such Merger Consideration that the Certificate so surrendered be properly endorsed or otherwise be in proper form for transfer and that the Person requesting such payment pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered or establish to the satisfaction of the Surviving Corporation that such Tax has been paid or is not applicable.

(d)           Until surrendered in accordance with the provisions of this Section 3.7, each Certificate (other than Certificates representing Shares owned by Parent, Merger Subsidiary or any other subsidiary of Parent, Shares held by the Company and Dissenting Shares) shall represent for all purposes, from and after the Effective Time, only the right to receive the applicable Merger Consideration for each Share formerly represented by such Certificate.

(e)           At and after the Effective Time, there shall be no further registration of transfers of Shares which were outstanding immediately prior to the Effective Time on the stock transfer books of the Surviving Corporation.  From and after the Effective Time, the holders of Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares except as otherwise provided in this Agreement or by applicable Law.  The Merger Consideration paid upon the surrender of Certificates in accordance with the terms of this Article III shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares previously represented by such Certificates.  If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, such Certificates shall represent the right to receive the Merger Consideration as provided in this Article III.  At the close of business on the day of the Effective Time, the stock ledger of the Company shall be closed.

(f)           Any portion of the Merger Consideration made available to the Disbursing Agent to pay for Shares for which appraisal rights have been perfected shall be returned to Parent upon demand by Parent.  At any time more than eighteen (18) months after the Effective Time, the Disbursing Agent shall upon demand of Parent deliver to it any funds which had been made available to the Disbursing Agent and not disbursed in exchange for Certificates (including all interest and other income received by the Disbursing Agent in respect of all such funds).  Thereafter, holders of Certificates shall look only to the Surviving Corporation (subject to the terms of this Agreement, abandoned property, escheat and other similar Laws) as general creditors thereof with respect to any Merger Consideration that may be payable, without interest, upon due surrender of the Certificates held by them.  Any amounts remaining unclaimed immediately prior to such time when such amounts would otherwise escheat or become the property of any governmental unit or agency, shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any

Person previously entitled thereto.  Notwithstanding the foregoing, none of Parent, Merger Subsidiary, the Company, the Surviving Corporation or the Disbursing Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate of Shares to a public official pursuant to any abandoned property, escheat or other similar Law.

3.8           Company Stock Options, Company Warrants and Other Payments.

(a)           Each option to acquire Shares granted under any Company Stock Plan (each, a “Company Stock Option”) that is not fully exercisable as of the date of this Agreement will automatically become fully vested and exercisable immediately prior to the Effective Time pursuant to the terms of the applicable Company Stock Plan.  At the Effective Time, each Company Stock Option, without any action on the part of the Company, Parent, Merger Subsidiary or the holder of any such Company Stock Option, shall be canceled and converted into the right to receive an amount in cash, without interest, equal to (i) the Option Consideration multiplied by (ii) the aggregate number of Shares into which the applicable Company Stock Option was exercisable immediately prior to the Effective Time; provided, that if the exercise price per Share of any such Company Stock Option is equal to or greater than the Offer Price, such Company Stock Option shall be canceled without any cash payment being made in respect thereof.  Any payment made pursuant to this Section 3.8(a) to the holder of any Company Stock Option shall be reduced by any income or employment Tax withholding required under (A) the Code, (B) any applicable state, local or foreign Tax Laws or (C) any other applicable Laws.  To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the holder of that Company Stock Option for all purposes under this Agreement.  The Company, or the Surviving Corporation, as the case may be, shall make the payments in respect of the Company Stock Options as promptly as practicable following the cancellation of such Company Stock Options as contemplated by this Section 3.8(a) by checks payable to the holders of such Company Stock Options unless the aggregate amount payable to a particular individual exceeds $10,000, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant option holder.  Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(a) as such amounts are paid (such amount to be set forth in such written notice).  The Company shall take all requisite action so that, immediately following such payment, each Company Stock Option shall be canceled and the applicable Company Stock Plans shall be terminated.

(b)           At the Effective Time, those individuals designated by the Company in accordance with the Retention Plan, as amended (the “Eligible Persons”) shall receive, an amount in cash, without interest, equal to the amount so designated by the Company in accordance with the terms of the Retention Plan, as amended.  Any payment made pursuant to this Section 3.8(b) to an Eligible Person shall be reduced by any income Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws.  To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the Eligible Person for all purposes under this Agreement.  The Company shall make the payments pursuant to the Retention Plan, as amended, as promptly as practicable following the Effective Time by checks payable to the Eligible Persons unless the aggregate amount payable to a particular individual exceeds $10,000, in which event payment may be made by wire transfer of immediately available funds upon receipt by the Company of written payment instructions from the relevant Eligible Person.  Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(b) as such amounts are paid (such amount to be set forth in such written notice).  The Company shall take all requisite action so that, immediately following such payment, the Retention Plan shall be canceled and terminated.

(c)           At the Effective Time, each employee of the Company, who has been granted the right by the Company to a severance payment under the Dune Energy, Inc. Employee Severance Plan, as amended, dated November 14, 2012 (the “Severance Plan”), and who is involuntarily terminated without cause or resigns for Good Reason (as defined in the Severance Plan) in connection with the Merger (the “Severance Plan Eligible Employees”), shall have the right to receive, an amount in cash, without interest, equal to the amount so designated by the Company in accordance with the terms of the Severance Plan.  Any payment made pursuant to this Section 3.8(c) to a Severance Plan Eligible Employee shall be reduced by any income Tax withholding required under (i) the Code, (ii) any applicable state, local or foreign Tax Laws or (iii) any other applicable Laws.  To the extent that any amounts are so withheld, those amounts shall be treated as having been paid to the Severance Plan Eligible Employee for all purposes under this Agreement.  The Company shall make the payments pursuant to the Severance Plan as promptly as practicable following the Effective Time by checks payable to the Severance Plan Eligible Employees. Upon written notice from the Company, Parent shall cause Merger Subsidiary to pay to the Company an amount in cash sufficient to fund the Company’s payment obligation under this Section 3.8(c) as such amounts are paid (such amount to be set forth in such written notice).

(d)           The Company Board (or, if appropriate, any committee thereof administering the Company Equity Plans) shall adopt such resolutions or take such actions as may be required to provide that, effective as of the Effective Time, each outstanding restricted share, restricted share unit and deferred stock unit of the Company (collectively, the “Company Restricted Shares”) shall be cancelled and in consideration of such cancellation converted into the right to receive the Merger Consideration in accordance with Section 3.6(b).  Any payment made pursuant to this Section 3.8(d) to the holder of any Company Restricted Share shall be reduced by any income or employment Tax withholding required under (i) any applicable state, local or foreign Tax Laws or (ii) any other applicable Laws.

(e)           At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Subsidiary, or the Company, each outstanding unexercised warrant to purchase or otherwise acquire Shares (the “Company Warrants”) shall be accelerated and automatically become fully vested, cancelled and, in exchange therefor, each former holder of any such cancelled Company Warrant shall be entitled to receive, in consideration of the cancellation of such Company Warrant and in settlement therefor, a payment in cash of an amount equal to the product of (i) the total number of Shares previously subject to such Company Warrant, and (ii) the excess, if any, of the Offer Price over the exercise price per Share previously subject to such Company Warrant (such amounts payable hereunder, the “Warrant Payments”). From and after the Effective Time, any such cancelled Company Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the Warrant Payment. Promptly following the date of this Agreement, the Company shall deliver written notice to each holder of a Company Warrant, in accordance with the terms of the applicable Company Warrant, informing such holders of the effect of the Merger on the Company Warrants.

3.9           Dissenting Shares.

(a)           Notwithstanding anything in this Agreement to the contrary, Shares that are held by any record holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal rights in accordance with Section 262 of the DGCL (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration but shall be canceled and terminated and shall cease to have any rights with respect to Dissenting Shares other than such rights as are granted pursuant to Section 262 of the DGCL; provided, however, that any holder of Dissenting Shares who shall have failed to perfect or shall have withdrawn or lost his rights to appraisal of such Dissenting Shares, in each case under the DGCL, shall forfeit the right to appraisal of such Dissenting Shares, and such Dissenting Shares shall be deemed to have been converted into the right to receive, as of the Effective Time, the Merger Consideration without interest.  Notwithstanding anything to the contrary contained in this Section 3.9, if the Merger is rescinded or abandoned, then the right of any stockholder to be paid the fair value of such stockholder’s Dissenting Shares shall cease.  The Surviving Corporation shall comply with all of its obligations under the DGCL with respect to holders of Dissenting Shares.

(b)           The Company shall give Parent (i) prompt written notice of any demands for appraisal, any withdrawals of such demands received by the Company and any other related instruments served pursuant to the DGCL and received by the Company, and (ii) the opportunity to direct and participate in all negotiations and proceedings with respect to demands for appraisal under the DGCL.  The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or negotiate, offer to settle or settle any such demands.

3.10           Adjustments.

If at any time during the period between the date of this Agreement and the Effective Time, any change in the number of outstanding Shares shall occur (other than as the result of the exercise, vesting or conversion of any Company Stock Options or Company Restricted Shares) which is otherwise permitted by this Agreement, including by reason of any reclassification, recapitalization, stock dividend, stock split or combination, exchange or readjustment of Shares, or any stock dividend thereon with a record date during such period, the Offer Price, the Merger Consideration and any other amounts payable pursuant to this Agreement, as the case may be, shall be appropriately adjusted to reflect such change.

3.11           Withholding Rights.

Each of the Surviving Corporation and Parent shall be entitled to deduct and withhold, or cause the Disbursing Agent to deduct and withhold, from the consideration otherwise payable to any Person pursuant to this Article such amounts as it is required to deduct and withhold with respect to the making of such payment under any provision of federal, state, local or foreign Tax Law.  If the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

3.12           Lost Certificates.

If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed in form reasonably acceptable to the Disbursing Agent, the Disbursing Agent will pay, in exchange for such affidavit claiming such Certificate is lost, stolen or destroyed, the Merger Consideration to be paid in respect of the Shares represented by such Certificate, as contemplated by this Article.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as disclosed in the SEC Reports or in the Company’s Disclosure Letter, the Company hereby represents and warrants to Parent and Merger Subsidiary as follows:

4.1           Organization and Qualification; Subsidiaries

The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.  Each of the Company’s Subsidiaries is duly incorporated or formed, as the case may be, validly existing and in good standing under the Laws of the jurisdiction of its organization or formation (as the case may be).  The Company and each of its Subsidiaries has the requisite corporate and limited liability power (as the case may be) and authority to own, lease and operate its properties and to carry on its business as it is now being conducted, and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or the properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing, would not have a Company Material Adverse Effect.  A true and complete list of all of the Company’s Subsidiaries as of the date hereof, together with the jurisdiction of incorporation or formation of each such Subsidiary and the percentage of the outstanding capital stock or other equity interest of each such Subsidiary owned by Company and each other Company Subsidiary as of such date is set forth on Section 4.1 of the Company’s Disclosure Letter. Except as set forth in Section 4.1 of the Company’s Disclosure Letter, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity, other than indirect equity and similar interests held for investment which are not, individual or in the aggregate, material to the Company.

4.2           Certificate of Incorporation and Bylaws.

The Company has heretofore furnished to Parent a complete and correct copy of the charter and bylaws or equivalent organizational documents, each as amended to date, of the Company and each Company Subsidiary (in the case of the Company, the Company’s charter and bylaws or equivalent organization document, each as amended to date, are referred to herein as the “Company Articles” and “Company By-Laws,” respectively).  Each such charter and bylaws or equivalent organizational document is in full force and effect. Neither the Company nor any Subsidiary is in violation of any provision of its charter, bylaws or equivalent organizational documents.

4.3           Capitalization.

(a)           The authorized capital stock of the Company consists of (i) 4,200,000,000 Shares, of which as of the close of business on September 16, 2014, (A) 73,149,359 Shares were issued and outstanding and (B) none were issued and held in the treasury of the Company and (ii) 1,000,000 shares of Company Preferred Stock, of which on the date hereof none are issued and outstanding.  Since September 16, 2014, no Equity Securities of the Company have been issued by the Company, except Shares issued upon exercise of outstanding Company Stock Options or Company Restricted Shares.

(b)           As of September 16, 2014, there were (i) outstanding Company Warrants permitting the holders thereof to purchase 1,116 Shares with an average weighted per share exercise price of $675, (ii) outstanding Company Stock Options permitting the holders thereof to purchase 201,116 Shares and (iii) 3,693,817 Shares reserved in respect of the Company Stock Plans.  Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, each of the outstanding Equity Securities of the Company is, and each such Equity Security issuable upon the exercise of Company Stock Options will be, when issued, duly authorized, validly issued, fully paid and nonassessable, and has not been, or will not be, issued in violation of (nor are any of the authorized Equity Securities of the Company subject to) any pre-emptive or similar rights.  Except as set forth in Section 4.3(a) above, this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, no Equity Securities of the Company are reserved for issuance.  Except as set forth in this Section 4.3(b) or in Section 4.3(b) of the Company’s Disclosure Letter, there are no (i) outstanding securities, options or warrants, agreements or commitments of any character to which the Company or any of its Subsidiaries is a party relating to the Equity Securities of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, issue, deliver or sell, or cause to be granted, issued, delivered or sold, any Equity Securities of the Company or any of its Subsidiaries or (ii) stock appreciation rights or similar derivative securities or rights of the Company or any of its Subsidiaries or any obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Equity Securities of the Company or any of its Subsidiaries, except for the Shares provided for in the Company’s Incentive Plan.  Except as set forth in Section 4.3(b) of the Company’s Disclosure Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Equity Securities of the Company or any of its Subsidiaries.  Except as described in Section 4.3(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries directly or indirectly owns, has agreed to purchase or otherwise acquire or holds any interest convertible into or exchangeable or exercisable for, any Equity Securities of any Person (other than the Subsidiaries of the Company).

(c)           Except as set forth in Section 4.3(c) of the Company’s Disclosure Letter, all the issued and outstanding shares of Equity Securities of each Subsidiary of the Company, (i) have been duly authorized and are validly issued, and, with respect to capital stock, are fully paid and nonassessable, and were not issued in violation of any pre-emptive or similar rights and (ii) are owned by the Company or one of its Subsidiaries free and clear of all Liens except for (x) Liens imposed under federal or state securities Laws, (y) Liens arising under the Company Credit Agreements (or any replacements thereof) or Senior Notes and (z) Liens that would not be reasonably expected to have a Company Material Adverse Effect.

(d)           Except as set forth in Section 4.3(d) of the Company’s Disclosure Letter, there are no voting trusts, proxies or similar agreements or understandings to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound with respect to the voting of any Equity Securities of the Company or any of its Subsidiaries.

(e)           Except for Company Stock Options and as set forth in Section 4.3(e) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holder of which has the right to vote or which are convertible into, or exchangeable for, securities having the right to vote with the stockholders of the Company on any matter.

4.4           Authorization.

(a)           The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to any required approval of the Merger by the Required Company Vote, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger by the Required Company Vote, if required, and the filing of appropriate merger documents as required by the DGCL).  This Agreement has been duly executed and delivered by the Company and (assuming due and valid authorization, execution and delivery hereof by the other parties hereto) constitutes a valid and binding agreement of the Company, enforceable in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency, moratorium or other Laws affecting or relating to creditor’s rights generally or by legal principles of general applicability governing the availability of equitable remedies.

(b)           The Board of Directors of the Company, at a meeting duly called and held, has unanimously approved and determined that this Agreement, the Offer, the Top-Up Option and the Merger are advisable and unanimously resolved to recommend that the holders of Shares accept the Offer, tender their Shares and, if required by applicable Law, approve this Agreement, the Top-Up Option and the Merger, all of which determinations, approvals and resolutions have not been rescinded, modified or withdrawn as of the date hereof.  If required by applicable Law, the affirmative vote of the holders of at least a majority of the issued and outstanding Shares to approve this Agreement and the Merger (the “Required Company Vote”) is the only vote of holders of Shares or other securities (equity or otherwise) of the Company necessary to consummate the Merger.

4.5           Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require the Company or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to, any Governmental Authority or third Person, which has not been received or made, except as would not be expected to have a Company Material Adverse Effect or except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws, the Schedule 14D-9, the filing and recordation of the Certificate of Merger as required by the DGCL, and any required filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (b) as set forth in Section 4.5(b) of the Company’s Disclosure Letter, (c) if required by applicable Law, approval of the Merger by the Required Company Vote, and the filing with the SEC of the Proxy Statement or information statement relating to the adoption of this Agreement by the Company’s stockholders, if such adoption is required by Law,  (d) such reports under Section 13 of the Exchange Act as may be required in connection with this Agreement, the Offer, the Merger and the other transactions, and (e) such other consents, approvals, authorizations, permits, actions, filings or notifications, the failure of which to be made or obtained, individually or in the aggregate, would not be expected to have a Company Material Adverse Effect (collectively, the “Company Approvals”).

4.6           No Violation.

Assuming that the Authorizations, Company Approvals, filings and notifications described in Section 4.5 have been obtained or made, except as set forth in Section 4.6 of the Company’s Disclosure Letter, the execution and delivery by the Company of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, (i) any Law, Regulation or Order applicable to the Company or any of its Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of the Company or (iii) the organizational documents of the Company’s Subsidiaries or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of the Company or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which the Company or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) of this Section 4.6 that, individually or in the aggregate, would not have a Company Material Adverse Effect.

4.7           Reports.

(a)           Since January 1, 2012, (i) the Company has filed all Company SEC Reports required to be filed with the SEC.  The Company SEC Reports filed on or prior to the date of this Agreement were prepared in all material respects in accordance with the requirements of the Securities Act, or the Exchange Act, as the case may be, and none of the Company SEC Reports, as of the date it was filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to  be stated therein or necessary to make the statement therein, in light of the circumstances under which they were made, not misleading.  No Company Subsidiary is, as of the date hereof, required to file any form, report or other document with the SEC under Section 12 or 15(d) of the Exchange Act.

(b)           The Company’s Consolidated Financial Statements (i) comply as to form in all material respects with the then applicable published Regulations of the SEC and GAAP applied on a consistent basis throughout the periods involved (except (A) to the extent required by changes in GAAP, (B) as may be indicated in the notes thereto and (C) in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act) and (ii) fairly present, in all material respects, the consolidated financial position, results of operations, and changes in stockholders’ equity and cash flows of the Company and the Company’s  consolidated Subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments).

(c)           Except as set forth in Section 4.7(c) of the Company’s Disclosure Letter, the Company and its Subsidiaries have no liabilities or obligations (whether absolute, accrued or contingent) that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its Subsidiaries (including the notes thereto), except for liabilities or obligations (i) reflected or reserved against in the Company’s Consolidated Balance Sheet or as otherwise disclosed in the Company SEC Reports, (ii) incurred in the ordinary course of business consistent with past practice since December 31, 2013 or pursuant to any Material Contract, (iii) arising out of this Agreement or (iv) that individually or in the aggregate would not have a Company Material Adverse Effect.

(d)           The Company’s principal executive officer and its principal financial officer have disclosed, based on their most recent evaluation, to the Company’s auditors and the audit committee of the Company’s Board of Directors (i) all significant deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data and have identified for the Company’s auditors any material weaknesses in internal controls and (ii) any fraud, whether or not material, of which there is Knowledge of the Company that involves management or other employees who have a significant role in the Company’s internal controls.  The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared; and, to the Knowledge of the Company, such disclosure controls and procedures are effective in alerting in a timely fashion the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act.  With respect to each annual report on Form 10-K and each quarterly report on Form 10-Q included in the Company SEC Reports, the Company’s principal executive officer and its principal financial officer have made all certifications required by the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC, and the statements contained in any such certifications are complete and correct.

(e)           Except as would not result in a Company Material Adverse Effect, the Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for physical assets is compared with the existing physical assets at reasonable intervals and appropriate actions are taken with respect to any differences.

(f)           Except as disclosed in the Company’s SEC Reports filed prior to the date of this Agreement, there are no related party transactions or off-balance sheet structures or transactions with respect to the Company or any of its Subsidiaries that would be required to be reported or set forth in the Company’s SEC Reports.

4.8           No Material Adverse Effect; Conduct.

(a)           Except as disclosed in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement, since December 31, 2013, there have not occurred any events which have had, individually or in the aggregate, a Company Material Adverse Effect.

(b)           Except as set forth in the Company’s Current Year’s SEC Reports filed prior to the date of this Agreement or in Section 4.8(b) of the Company’s Disclosure Letter, since December 31, 2013, each of the Company and its Subsidiaries has operated its business in all material respects in the ordinary course consistent with past practices.

4.9           Certain Business Practices.

To the Knowledge of the Company, since January 1, 2012, neither the Company nor any of its Subsidiaries nor any director, officer, employee or agent of the Company or any of its Subsidiaries has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity, (b) made any direct or indirect unlawful payment to any employee, agent, officer, director, representative or stockholder of a Governmental Agency or political party, or official or candidate thereof, or any immediate family member of any of the foregoing, (c) has made any bribe, unlawful rebate, payoff, influence payment, kickback or other unlawful payment in connection with the conduct of the Company or the Company’s Subsidiaries businesses, or (d) violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, or any other similar law. None of the Company, any Company Subsidiary or, to the Knowledge of the Company, any director, agent or employee of the Company or any Company Subsidiary has received any bribes, kickbacks or other improper payments from vendors, or suppliers or other persons. The Company has no Knowledge that any payment made to a person would be or has thereafter been offered, given or provided to any foreign official, political party or official thereof, or to any candidate for public office.

4.10           Material Contracts; Certain Obligations.

Section 4.10 of the Company’s Disclosure Letter sets forth all of the following contracts to which the Company or any of its Subsidiaries is a party or by which it is bound as of the date hereof (collectively, the “Material Contracts”):

(i)      Contracts with any Company stockholder or any current or former officer, director, stockholder or Affiliate of the Company or any of its Subsidiaries;

(ii)     Contracts with any labor union or association representing any employee of the Company or any of its Subsidiaries;

(iii)    Contracts with any broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts;

(iv)    Contracts under which the Company or any of its Subsidiaries has made advances or loans to any other Person; or if terminated, modified or otherwise failed to be in full force and effect would materially impair the ability of the Company to carry on its business in the ordinary course or would reasonably be expected to have a Material Adverse Effect with respect to the Company;

(v)     Contracts that relate to indebtedness (contingent or otherwise) in excess of $500,000 in the aggregate or relates to direct or indirect guarantee or assumption by the Company or any of its Subsidiaries (contingent or otherwise) of any payment or performance obligations of any other Person in excess of $500,000 in the aggregate, or that restrict in any respect the ability of the Company or any of its Affiliates to incur any indebtedness or that requires any action with respect thereto (including any required Encumbrance);

(vi)   Contracts that relate to the disposition or acquisition by the Company or any of its Subsidiaries after the date of this Agreement of assets (other than sales of production in the ordinary course) or an ownership interest in a business or pursuant to which the Company or any of its Subsidiaries has any ownership or participation interest in any other Person or other business enterprise;

(vii)  Contracts that relate to the acquisition, sale, issuance or transfer by the Company or any of its Subsidiaries of any operating business or the capital stock or other ownership or participation interest of any Person after the date of this Agreement or under which the Company or any of its Subsidiaries has any material continuing liability or obligation;

(viii)    Financial risk management contracts, including currency, commodity or interest related derivative or hedge contracts in excess of $200,000 in the aggregate;

(ix)       Joint venture, strategic alliance or partnership contracts, other than customary operating and farm-out agreements;

(x)       Other contracts, including any contracts for employment of any individual on a full-time, part-time or consulting or other basis, which allows a Person other than the Company and its Subsidiaries to bind the Company and/or its Subsidiaries other than powers of attorney granted in the ordinary course of business in respect of matters which individually or in the aggregate are not material to the Company or any of its Subsidiaries and which may be terminated without delay or obligation at any time by the Company and its Subsidiaries; or

(xi)       Contracts which provide for any change of control, severance or termination pay or other compensation or benefits in connection with the transactions contemplated by this Agreement;

The Company has provided or made available to Parent a true and correct copy of each Material Contract listed in Section 4.10 of the Company’s Disclosure Letter.  Except as set forth in Section 4.10 of the Company’s Disclosure Letter and except as would not have a Company Material Adverse Effect, with respect to each Material Contract to which the Company or any of its Subsidiaries is a party, (i) neither the Company nor any of its Subsidiaries is in breach or default thereof as of the date of this Agreement, nor has the Company or any of its Subsidiaries received written notice that it is in breach of or default thereof; (ii) no event has occurred which, with notice, or lapse of time or both, would constitute a breach or default thereof by the Company or any of its Subsidiaries or, to the Knowledge of the Company, by any other party thereto or would permit termination, modification, or acceleration thereof by any other party thereto and (iii) such Material Contracts are in full force and effect, except in the case of clauses (i), (ii) and (iii) for such breaches, defaults or failures to be in full force and effect that would not have, individually or in the aggregate, a Company Material Adverse Effect.

4.11           Authorizations; Compliance.

(a)           Except for the failure to obtain or maintain Authorizations that, individually or in the aggregate, would not have a Company Material Adverse Effect (i) the Company and each of its Subsidiaries has obtained all Authorizations that are necessary to own, lease and operate its properties and to carry on its businesses as currently conducted, (ii) such Authorizations are in full force and effect and will remain in full force and effect after the consummation of the Merger and there are no existing violations thereof or defaults thereunder and (iii) there is no action, proceeding or investigation pending or, to the Knowledge of the Company, threatened regarding, and no event has occurred that has resulted in or after notice or lapse of time, or both, could reasonably be expected to result in, suspension, revocation or cancellation of any such Authorizations.

(b)           Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, the Company and its Subsidiaries are in compliance with all applicable Laws and Regulations and are not in default with respect to any Order applicable to the Company or any of its Subsidiaries, except such events of noncompliance or defaults that, individually or in the aggregate, would not have a Company Material Adverse Effect.  Except as set forth in Section 4.11(b) of the Company’s Disclosure Letter, none of the Company nor any of its Subsidiaries has been notified by any Governmental Authority regarding actual non-compliance, defaults or violations of Laws or Orders, except any such non-compliance, defaults or violations that, individually or in the aggregate, would not have a Company Material Adverse Effect.

4.12           Litigation.

There are no actions, suits, investigations or proceedings (including any proceedings in arbitration) pending against or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or to the Knowledge of the Company, against any present or former officer or director of the Company or any of its Subsidiaries or other Person for which the Company or any Subsidiary may be liable or to which any of their respective properties, assets or rights are reasonably likely to be subject before any Governmental Authority, except actions, suits, investigations or proceedings that are disclosed in the Company’s Current Year’s SEC Reports filed prior to the date hereof, that are set forth in Section 4.12 of the Company’s Disclosure Letter or that, individually or in the aggregate, if adversely determined would not have a Company Material Adverse Effect.

4.13           Employee Benefit Plans.

Each Company Benefit Plan is listed in Section 4.13 of the Company’s Disclosure Letter, including, with respect to Terminated Company Benefit Plans, the date of termination.  True and correct copies of each of the following, to the extent applicable, have been delivered or made available to the Parent with respect to each Current Company Benefit Plan: the most recent annual or other report filed with the Employee Benefits Security Administration or any other Governmental Authority, the plan document (including all amendments thereto), the trust agreement (including all amendments thereto), the most recent summary plan description, the most recent actuarial report or valuation, and the most recent determination letter or national office opinion letter issued by the IRS with respect to any Current Company Benefit Plan intended to be qualified under Section 401(a) of the Code.  Except as set forth in the Company’s SEC Reports filed prior to the date hereof or in Section 4.13 of the Company’s Disclosure Letter:

(a)           None of the Company Benefit Plans promises or provides retiree medical or other retiree welfare benefits to any Person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or applicable state Law.  There has been no “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) with respect to any Company Benefit Plan that is not exempt under Section 408 of ERISA which has not been corrected and as to which any unsatisfied penalties and excise Taxes are reasonably likely to exist that would have a Company Material Adverse Effect.  Each Company Benefit Plan has been administered in accordance with its terms and the requirements prescribed by statutes, rules and Regulations (including ERISA and the Code), and the Company, each Subsidiary of the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no Knowledge of any default or violation by any other party to, any of the Company Benefit Plans except for such failures to administer, defaults or violations that would not have, individually or in the aggregate, a Company Material Adverse Effect.  All contributions required to be made by the Company, any Subsidiary of the Company or any ERISA Affiliate to any Company Benefit Plan have been made on or before their due dates and, to the extent required by GAAP, all amounts have been accrued for the current plan year.  In addition, with respect to each Company Benefit Plan intended to include a Section 401(k) of the Code arrangement, the Company and each Subsidiary of the Company and ERISA Affiliate have at all times made timely deposits of employee salary reduction contributions and participant loan repayments, as determined pursuant to Regulations issued by the United States Department of Labor.  No Company Benefit Plan is subject to, and neither the Company nor any Subsidiary of the Company or ERISA Affiliate has incurred or reasonably expects to incur any liability under Title IV of ERISA (other than for the payment of insurance premiums to the PBGC).  No Company Benefit Plan has an accumulated funding deficiency within the meaning of Section 412 of the Code.  With respect to each Company Benefit Plan subject to ERISA as either an employee pension benefit plan within the meaning of Section 3(2) of ERISA or an employee welfare benefit plan within the meaning of Section 3(1) of ERISA, the Company has prepared in good faith and timely filed all requisite governmental reports, including any required audit reports, and has properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Benefit Plan.  No suit, administrative proceeding, action or other litigation has been brought, or to the Knowledge of the Company or any Subsidiary of the Company, is threatened, against the Company or any Subsidiary of the Company or with respect to any such Company Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor.

(b)           Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any Subsidiary of the Company or ERISA Affiliate is a party to, or has made any contribution to or otherwise incurred any obligation under, any “multiemployer plan” as such term is defined in Section 3(37) of ERISA or any “multiple employer plan” as such term is defined in Section 413(c) of the Code to which the Company or any Subsidiaries of the Company has any liability (contingent or otherwise).  There has been no termination or partial termination of any Company Benefit Plan within the meaning of Section 411(d)(3) of the Code in respect of which the Company or any Subsidiaries of the Company has any liability (contingent or otherwise).

(c)           Except as set forth in Section 4.13(c) of the Company’s Disclosure Letter, none of the execution and delivery of this Agreement, the consummation of the Offer or the Merger or any other transaction contemplated hereby or any termination of employment or service in connection therewith or subsequent thereto will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any Person other than accrued payments, (ii) materially increase or otherwise enhance any benefits otherwise payable by the Company or any Subsidiary of the Company, (iii) result in the acceleration of the time of payment or vesting of any such benefits, except as required under Section 411(d)(3) of the Code, (iv) increase the amount of compensation due to any Person, or (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company or any Subsidiary of the Company to any Person.

(d)           (i) Section 4.13(d) of the Company’s Disclosure Letter lists each Company Benefit Plan that grants any compensation, equity award or bonus that could be deemed deferred compensation within the meaning of Section 409A of the Code, and (ii) such Company Benefit Plan is in good faith compliance with Section 409A of the Code and any guidance issued thereunder as of the date of this Agreement except for such noncompliance that would not have a Company Material Adverse Effect.

(e)           (i) Each of the Company and each Subsidiary of the Company is in compliance with all currently applicable Laws respecting employment, discrimination in employment, terms and conditions of employment, worker classification (including the proper classification of workers as independent contractors and consultants), wages, hours and occupational safety and health and employment practices except for such noncompliance that would not have a Company Material Adverse Effect, (ii) the Company and each Subsidiary of the Company has paid in full to all employees, independent contractors and consultants all wages, salaries, commissions, bonuses, benefits, and other compensation due to or on behalf of such employees, independent contractors or consultants in accordance with applicable Law, (iii) neither the Company nor any Subsidiary of the Company is liable for any payment to any trust or other fund or to any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business and consistent with past practice), and (iv) there are no controversies pending or, to the Knowledge of the Company, threatened, between the Company or any Subsidiary of the Company and any of their respective employees, which controversies have or would result in a Company Material Adverse Effect.

(f)           Neither the Company nor any of the Subsidiaries of the Company has any obligation to pay any amount or provide any benefit to any former employee or former officer, other than as required under COBRA or applicable state Law obligations (i) for which Company has established a reserve for such amount on the Company’s Consolidated Balance Sheet in accordance with GAAP and (ii) pursuant to contracts entered into after December 31, 2013 and disclosed on Section 4.13(f) of the Company’s Disclosure Letter.  Neither the Company nor any Subsidiary of the Company is a party to or bound by any collective bargaining agreement or other labor union contract, no collective bargaining agreement is being negotiated by the Company or any Subsidiary of the Company and neither the Company nor any Subsidiary of the Company has any duty to bargain with any labor organization.  There is no labor dispute, strike or group, work stoppage against the Company or any Subsidiary of the Company pending or, to the Knowledge of the Company, threatened that may materially interfere with the respective business activities of the Company or any Subsidiary of the Company.  Neither the Company nor any Subsidiary of the Company, nor to the Knowledge of the Company, any of their respective Representatives or employees has been found in the past year to have committed an unfair labor practice in connection with the operation of the respective businesses of the Company or any Subsidiary of the Company, and there is no charge or complaint against the Company or any Subsidiary of the Company by the National Labor Relations Board or any comparable Governmental Authority pending or, to the Knowledge of the Company, threatened.

(g)           Except as set forth in Section 4.13(g) of the Company’s Disclosure Letter, neither the Company nor any Subsidiary of the Company (nor any officer of the Company or any Subsidiary) is a party to any agreement, contract, or arrangement that, individually or collectively, either alone or together with any other event (including the execution of and consummation of the transactions contemplated by this Agreement), could give rise to the payment of any amount (whether in cash or property, including shares of capital stock) that would not be deductible pursuant to the terms of Section 280G or 162(m) of the Code.

(h)           The parties acknowledge that certain payments have been made or are to be made, and certain benefits have been granted or are to be granted, according to employment compensation, severance, employment agreement and other Company Benefit Plans to certain holders of Shares and other securities of the Company (the “Covered Securityholders”).  All such amounts payable thereunder (i) are being paid or granted as compensation for past services performed, future services to be performed, or future services to be refrained from performing, by the Covered Securityholders (and matters incidental thereto) and (ii) are not calculated based on the number of Shares tendered or to be tendered into the Offer by the applicable Covered Securityholder.

4.14           Taxes.

(a)           Except for such matters as are set forth in Section 4.14(a) of the Company’s Disclosure Letter, (i) all material returns and reports of or with respect to any Tax (“Tax Returns”) required to be filed by or with respect to any of the Company and its Subsidiaries have been duly and timely filed, (ii)  all material Taxes owed by any of the Company and its Subsidiaries which are or have become due have been timely paid in full, (iii) no material penalty, interest or other charge is or will become due with respect to the late filing of any such Tax Return or late payment of any such Tax, (iv) all Tax withholding and deposit requirements imposed on or with respect to any of the Company and its Subsidiaries have been satisfied in full in all material respects, (v) there are no mortgages, pledges, liens, encumbrances, charges or other security interests on any of the assets of the Company or any of its Subsidiaries that arose in connection with any failure (or alleged failure) to pay any Tax other than Permitted Liens and (vi) all material Tax liabilities, to the extent not yet due and payable, have been accrued on the Company’s Consolidated Financial Statements.

(b)           Except as set forth in Section 4.14(b) of the Company’s Disclosure Letter, there is no material claim against the Company or any of its Subsidiaries for Taxes, and no material assessment, deficiency or adjustment has been asserted, proposed or, to the Knowledge of the Company, threatened with respect to any Tax Return of or with respect to any of the Company and its Subsidiaries.

(c)           To the Knowledge of the Company, no claim has ever been made by a Governmental Authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(d)           Except as set forth in Section 4.14(d) of the Company’s Disclosure Letter, there is not in force any extension of time with respect to the due date for the filing of any Tax Return of or with respect to the Company or any of its Subsidiaries or any waiver or agreement for any extension of time for the assessment or payment of any Tax of or with respect to the Company or any of its Subsidiaries.

(e)           Neither the Company nor any of its Subsidiaries have entered into any Tax allocation, sharing or indemnity agreement under which the Company or its Subsidiaries could become liable to another Person (other than the Company or its Subsidiaries) as a result of the imposition of Tax upon such Person, or the assessment or collection of Tax.

(f)           Except as set forth in Section 4.14(f) of the Company’s Disclosure Letter, neither the Company nor any of its Subsidiaries (i) has been a member of an affiliated group filing a consolidated Tax Return (other than the Company and its Subsidiaries) or (ii) has any liability for the Taxes of any Person (other than the Company and its Subsidiaries) under United States Treasury Regulations by reason of being a member of a group of entities filing a consolidated, combined or unified Tax Return (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(g)           Neither the Company nor any of its Subsidiaries has been a party to a distribution of stock pursuant to Section 355 of the Code during the two-year period preceding the date hereof as either a distributing corporation or a controlled corporation, as those terms are defined in Section 355(a) of the Code.

(h)           True and correct copies of all material Tax Returns filed by the Company or any of its Subsidiaries for any period that is considered open for assessment under applicable Tax Laws have been provided or made available to the Parent.

(i)           Except as set forth in Section 4.14(i) of the Company’s Disclosure Letter, since January 1, 2012, neither the Company nor any of its Subsidiaries has entered into any agreement with any Governmental Authority with respect to Tax matters relating to the Company or any of its Subsidiaries or any of their assets or business operations.

(j)           Except as set forth in Section 4.14(j) of the Company’s Disclosure Letter, since January 1, 2012, neither the Company nor any of its Subsidiaries have requested or received approval to make, nor agreed to change, any Tax reporting practices, including any accounting methods.

(k)           Neither the Company, nor any of its Subsidiaries, has made any request for any ruling with regard to Taxes, which ruling, if issued, would be binding on the Company or any of its Subsidiaries.

4.15           Environmental Matters.

Except for matters that, individually or in the aggregate, would not be expected to result in a Company Material Adverse Effect or as set forth in Section 4.15 of the Company’s Disclosure Letter, (a) the properties and operations of the Company and its Subsidiaries are in compliance with all applicable Environmental Laws, (b) the Company and its Subsidiaries and the properties, operations and activities of the Company and its Subsidiaries are not subject to any existing, pending or, to the Knowledge of the Company, threatened action, suit or proceeding by any third party, including any Governmental Authority, under any Environmental Law, (c) all Authorizations, if any, required to be obtained or filed by the Company or any of its Subsidiaries under any Environmental Law in connection with the business of the Company or its Subsidiaries have been obtained or filed and are valid and currently in full force and effect (d)

to the Knowledge of the Company, there has been no Release of a reportable quantity of any Hazardous Substance into the environment likely to form the basis of any claim against the Company or a Company Subsidiary, and (e) there is no cleanup of any Release of a Hazardous Substance being conducted or planned at any property currently or, to the Knowledge of the Company, formerly owned or operated by the Company or any Company Subsidiary.

Notwithstanding any provision of this Agreement to the contrary, the representations and warranties made pursuant to this Section 4.15 constitute the sole and exclusive representations and warranties by the Company or any of its Subsidiaries relating to environmental and health and safety matters, compliance with or liability under Environmental Law or with respect to Hazardous Substances and Releases.

4.16           Insurance.

The Company and its Subsidiaries maintain and are beneficiaries under insurance policies underwritten by reputable insurers that, as to the risks insured, provide coverages and related limits and deductibles which the Company believes are reasonably adequate in all material respects for its business and operations.  Copies of all material insurance policies maintained by the Company and the Company Subsidiaries and all material financial agreements between insurance companies, on the one hand, and the Company and any Company Subsidiary, on the other hand, have been made available to the Parent. Except as would not have a Company Material Adverse Effect, all such insurance policies are in full force and effect, all premiums due and payable thereunder have been paid and none of the Company or any of the Company Subsidiaries is in material default thereunder. Neither Company nor any of the Company Subsidiaries has received any written or, to the Knowledge of the Company, oral notice of cancellation or termination with respect to any such insurance policy. To the Knowledge of the Company, there is no material claim pending under any such policy as to which coverage has been denied or disputed.

4.17           Intellectual Property.

The Company or its Subsidiaries own, or are licensed or otherwise have the right to use, Intellectual Property currently used in the conduct of the business of the Company and its Subsidiaries, except where the failure to so own or otherwise have the right to use such Intellectual Property would not, individually or in the aggregate, have a Company Material Adverse Effect.  No Person has notified either the Company or any of its Subsidiaries that their use of the Intellectual Property infringes on the rights of any Person, subject to such claims and infringements as do not, individually or in the aggregate, give rise to any liability on the part of the Company and its Subsidiaries that could have a Company Material Adverse Effect, and, to the Knowledge of the Company, no Person is infringing on any right of the Company or any of its Subsidiaries with respect to any such Intellectual Property.  No claims are pending or, to the Knowledge of the Company, threatened alleging that the Company or any of its Subsidiaries is infringing or otherwise adversely affecting the rights of any Person with regard to any Intellectual Property that, individually or in the aggregate, would give rise to a Company Material Adverse Effect.

4.18           Properties.

(a)           Except for the Oil and Gas Interests (to which subparagraph (c) of this Section 4.18 applies), (i) the Company and its Subsidiaries have Good and Defensible Title to, or have a valid and enforceable right to use or a valid and enforceable leasehold interest in, all real property (including all buildings, fixtures and other improvements thereto) owned, used or held for use by them and material to the conduct of their respective businesses as such businesses are now being conducted, except for defects in title that would not, individually or in the aggregate, have a Company Material Adverse Effect and (ii) neither the Company’s nor any of its Subsidiaries’ ownership of or leasehold interest in any such property is subject to any Lien, except for Permitted Liens.

(b)           The Company and its Subsidiaries have good title to, or in the case of leased property and assets, valid leasehold interests in, all of their tangible personal properties and assets, used or held for use in their respective businesses, and such properties and assets, are free and clear of any Liens, except for Permitted Liens or those Liens as are set forth in Section 4.18(b) of the Company’s Disclosure Letter and except where the failure to have such title would not, individually or in the aggregate, have a Company Material Adverse Effect.

(c)           The Company or its Subsidiaries have Good and Defensible Title to the Oil and Gas Interests included in the Company Reserve Report (other than Oil and Gas Interests disposed of in the ordinary course since December 31, 2013) free and clear of any Liens other than Permitted Liens or except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

4.19           Reserve Report and Other Oil and Gas Information.

(a)           The Company has furnished or made available to Parent estimates of the Company’s proved oil and gas reserves attributable to the Company’s Oil and Gas Interests as of the date set forth in such reports described in Section 4.19(a) of the Company’s Disclosure Letter (collectively, the “Company Reserve Report”).  The factual, non-interpretive data on which the Company Reserve Report was based for purposes of estimating the oil and gas reserves set forth therein and in any supplement thereto or update thereof, each of which has been furnished or made available to Parent, was accurate in all material respects, and to the Knowledge of the Company no material errors in such information existed at the time such information was provided.  With respect to the proved reserves reflected in the Company Reserve Report, the Company Reserve Report conforms in all material respects to the guidelines with respect thereto of the SEC. Except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry and normal depletion by production, there has been no change in respect of the matters addressed in the Company Reserve Report that would have a Company Material Adverse Effect.  Set forth in Section 4.19(a) of the Company’s Disclosure Letter is a list of all material Oil and Gas Interests of the Company that were included in the Company Reserve Report that have been disposed of prior to the date of this Agreement, excluding normal depletion by production.

 (b)           The Company Material Contracts affecting any real or personal property given value in the Company Reserve Report, including the Oil and Gas Interests, are in good standing,

valid and effective, and the rentals due by the Company or any Company Subsidiary to any lessor of any such Material Contract have been properly paid, except in each case as would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company and Company Subsidiaries have paid all royalties, overriding royalties and other burdens on production due by the Company and Company Subsidiaries with respect to their Oil and Gas Interests, except for ordinary and usual post-period adjustments and any nonpayment that individually or in the aggregate has not had, and would not be reasonably likely to have a Company Material Adverse Effect.

 (c)           Neither the Company nor any Company Subsidiary has produced Hydrocarbons from its Oil and Gas Interests in excess of regulatory allowables or other applicable legal limits on production that could reasonably be expected to result in curtailment of production from any such property, except any such excess production which, individually or in the aggregate, would not have a Company Material Adverse Effect.

(d)           Except as set forth in Section 4.19(d) of the Company Disclosure Letter, none of the Oil and Gas Interests of the Company or any of the Company Subsidiaries is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(e)           To the Company’s Knowledge, neither the Company nor any Company subsidiary is in violation of any applicable Law or contract requiring the Company to plug and abandon any well.

With respect to the Oil and Gas Interests of the Company and its Subsidiaries that are not operated by the Company or one of its Subsidiaries, the Company makes the representations and warranties in this subparagraphs (b) – (e) only to its Knowledge without having made specific inquiry of the operators with respect hereto.

4.20           Prepayments; Hedging; Calls.

As of the date hereof, except as set forth in Section 4.20 of the Company’s Disclosure Letter and except as would not have a Company Material Adverse Effect:

(a)           neither the Company nor any of its Subsidiaries has any outstanding obligations for the delivery of Hydrocarbons attributable to any of the Oil and Gas Interests of the Company or any of its Subsidiaries in the future on account of prepayment, advance payment, take-or-pay or similar obligations without then or thereafter being entitled to receive full value therefor, and, on a net, Company-wide basis, the Company is neither underproduced nor overproduced, in either case, to any extent that would have a Company Material Adverse Effect, under gas balancing or similar arrangements;

(b)           neither the Company nor any of its Subsidiaries is bound by any future, hedge, swap, collar, put, call, floor, cap, option or other contract that is intended to benefit from, relate to or reduce or eliminate the risk of fluctuations in the price of commodities, including Hydrocarbons, interest rates, currencies or securities (a “Derivative Transaction”); and

(c)           no Person has any call upon, option to purchase, or similar rights with respect to the production of Hydrocarbons attributable to the Oil and Gas Interests of the Company and its Subsidiaries, except for any such call, option or similar right at market prices, and upon consummation of the transactions contemplated by this Agreement, the Company or its Subsidiaries will have the right to market production from the Oil and Gas Interests of the Company and its Subsidiaries on terms no less favorable than the terms upon which such production is currently being marketed.

4.21           Anti-Takeover Plan; State Takeover Statutes.

Prior to the execution of this Agreement, the Board of Directors of the Company has taken all necessary action to cause the execution of this Agreement and the transactions contemplated hereby and thereby to be exempt from or not subject to the provisions of Section 203 of the DGCL and any other state takeover statute or state Law that purports to limit or restrict business combinations or the ability to acquire or vote shares.  After giving effect to the actions of the Company’s Board of Directors described above, no “moratorium,” “control share acquisition,” “business combination,” “fair price” or other form of anti-takeover Laws and Regulations applies or purports to apply to the Offer, the Top-Up Option, Merger, this Agreement, or any of the other transactions contemplated by this Agreement.  Neither the Company nor any of its Subsidiaries has in effect any stockholder rights plan or similar device or arrangement, commonly or colloquially known as a “poison pill” or “anti-takeover” plan or any similar plan, device or arrangement and the Board of Directors of the Company has not adopted or authorized the adoption of such a plan, device or arrangement.

4.22           Brokers.

Except as set forth in Section 4.22 of the Company’s Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company or any of its Subsidiaries.

4.23           Opinion of Financial Advisor.

The Board of Directors of the Company has received the written opinion (or oral opinion to be confirmed in writing) of PWP to the effect that, as of the date of such opinion, and subject to the various assumptions and qualifications set forth therein, the Offer Price or Merger Consideration to be received by the holders of Shares (other than the Company, any wholly-owned Subsidiary of the Company, Parent and Merger Subsidiary) in the Offer and the Merger is fair, from a financial point of view, to such holders, and the Company has provided (or, when available, will provide) a copy of such letter to the Parent for informational purposes only.  It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied upon by Parent or Merger Subsidiary.

4.24           Proxy Statement; Offer Documents; Schedule TO; Schedule 14D-9.

(a)           Each document required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders in connection with the transactions contemplated by this Agreement (the “Company Disclosure

Documents”), including the Schedule 14D-9, the proxy or information statement of the Company (the “Proxy Statement”), if any, to be filed with the SEC in connection with the Merger, and any amendments or supplements thereto, when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The representations and warranties contained in this Section 4.24(a) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(b)           The Proxy Statement, as supplemented or amended, if applicable, at the time such Proxy Statement or any amendment or supplement thereto is first mailed to stockholders of the Company and at the time such stockholders vote on adoption of this Agreement and at the Effective Time, and (ii) any Company Disclosure Documents (other than the Proxy Statement), at the time of the filing of such Company Disclosure Document or any supplement or amendment thereto and at the time of any distribution or dissemination thereof, will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 4.24(b) do not apply to statements or omissions included in the Company Disclosure Documents based upon information furnished to the Company by Parent specifically for use therein.

(c)           None of the information with respect to the Company or any of its Subsidiaries or Affiliates that the Company furnishes to Parent for use in the Offer Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof and at the Effective Time, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

4.25           No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV and Section 2.2, neither the Company nor any other Person makes any other express or implied representation or warranty on behalf of the Company or any of its affiliates in connection with this Agreement or the transactions contemplated hereby.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUBSIDIARY

Each of Parent and Merger Subsidiary hereby represents and warrants to the Company that:

5.1           Organization.

(a)           Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Nevada, and has all requisite corporate power and authority to own, lease and operate its properties and carry on its business as it is now being conducted and is qualified or licensed to do business, and is in good standing, in each jurisdiction in which the nature of its business or properties owned, operated or leased by it makes such qualification, licensing or good standing necessary, except where the failure to have such power or authority, or the failure to be so qualified, licensed or in good standing would not have a Parent Material Adverse Effect.  Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware, and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.  Merger Subsidiary has not engaged and will not engage in any activities other than in connection with or as contemplated by this Agreement and the transactions contemplated hereby.  Parent owns all of the outstanding Equity Securities of Merger Subsidiary.  The copies of the charter and bylaws of the Parent and Merger Subsidiary that have been provided or made available to the Company are complete and correct and in full force and effect.

5.2           Authorization of Agreement.

(a)           Each of the Parent and Merger Subsidiary has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement by each of Parent and Merger Subsidiary and consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary, respectively, and no other corporate proceedings on the part of Parent or Merger Subsidiary are necessary to authorize this Agreement or to consummate the transactions contemplated hereby.  This Agreement has been duly executed and delivered by Parent and Merger Subsidiary and (assuming due authorization, execution and delivery hereof by the other party hereto) constitutes a legal, valid and binding obligation of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms except as enforcement may be limited by applicable bankruptcy, insolvency or other Laws affecting creditor’s rights generally or by legal principles of general applicability governing availability of equitable remedies.

(b)           The Board of Directors of Parent has by unanimous approval of all directors present determined that this Agreement and the Merger are advisable and in the best interest of Parent’s stockholders.  No vote of the holders of shares of common stock or other securities (equity or otherwise) of the Parent is necessary to consummate the Merger.

5.3           Approvals.

The execution and delivery of this Agreement does not, and consummation of the transactions contemplated hereby will not, require Parent or any of its Subsidiaries to obtain any Authorization or other approval of or from, or to make any filing with or notification to any Governmental Authority or third Person, except (a) for the applicable requirements, if any, of the Exchange Act, state securities or “blue sky” Laws and the filing and recordation of the Certificate of Merger as required by the DGCL, (b) such reports under Sections 13 and 16 of the Exchange Act as may be required in connection with this Agreement, Offer, the Merger and the other transactions and (c) where the failure to obtain such Authorizations, or make such filings or notifications, would not, individually or in the aggregate, have a Parent Material Adverse Effect (collectively, the “Parent Approvals”).

5.4           No Violation.

Assuming that the Authorizations, filings and notifications described in Section 5.3 have been obtained or made, the execution and delivery by Parent or Merger Subsidiary of this Agreement does not and consummation of the transactions contemplated by this Agreement will not (a) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under (i) any Law, Regulation or Order applicable to Parent or Merger Subsidiary or any of their respective Subsidiaries, (ii) the Certificate of Incorporation or Bylaws of Parent or Merger Subsidiary or (iii) the organizational documents of Parent’s Subsidiaries, or (b) conflict with, result in any violation or breach of, or cause a default (or an event that with notice, lapse of time or otherwise would become a default) under, or give to others any right of termination, cancellation, amendment or acceleration of, or require a payment under, or result in the loss of any benefit under, or in the creation of a Lien on any of the properties or assets of Parent or any of its Subsidiaries pursuant to, any note, bond, mortgage, indenture, deed of trust, lease, license, permit, franchise, contract or agreement to which Parent or any of its Subsidiaries is a party or by which it or any of its Subsidiaries or its or their respective properties or assets is bound, except in the case of matters described in clauses (a)(i) and (b) that, individually or in the aggregate, would not have a Parent Material Adverse Effect.

5.5           Financing.

At the Effective Time, Parent will have and will make available to Merger Subsidiary sufficient funds to consummate the transactions (including sufficient funds necessary to acquire all Shares of the Company pursuant to the Offer and the Top-Up Option, to repay all of the Company’s outstanding indebtedness, other than accrued trade debt which shall be assumed by the Surviving Company, and to pay all fees and expenses and other amounts related to the Merger, the Offer and other transactions contemplated by this Agreement).  As of the date hereof, Parent has delivered to the Company true, correct and complete copies of one or more executed commitment letters, including exhibits, schedules and amendments thereto (such letters collectively, the “Financing Letters”) from the financial institutions identified therein (the “Financing Sources”) with respect to one or more debt and/or equity financings in the amounts set forth therein for the purpose of funding the transactions contemplated by this Agreement (being collectively referred to as the “Financing”). As of the date hereof, none of the Financing Letters has been amended or modified, no such amendment or modification is contemplated, and the respective obligations and commitments contained in such letters have not been withdrawn, terminated, rescinded, amended or modified in any respect. As of the date hereof, Parent or Merger Subsidiary has fully paid any and all commitment fees or other fees in connection with the Financing Letters that were payable on or prior to the date hereof. Assuming the Financing is funded in accordance with the Financing Letter, as applicable, the net proceeds contemplated by the Financing Letters, will in the aggregate be sufficient for Merger Subsidiary and the Surviving Corporation, on and after the date of the Closing, (A) to acquire all of the Shares of the Company pursuant to the Offer and the Top-Up Option, (B) to repay all of the Company’s outstanding indebtedness other than accrued trade debt, which shall be assumed by the Surviving Company and (C) to pay all fees and expenses and other amounts related to the Merger, the Offer and other transactions contemplated by this Agreement. The Financing Letters are in full force and effect as of the date hereof, and, subject to the conditions precedent and/or contingencies to the obligations of the parties set forth in the Financing Letters to enter in to Financing Agreements, each constitutes a valid and binding obligation of Parent and Merger Subsidiary, and, to the Knowledge of Parent, each other party thereto, enforceable against such party in accordance with its terms. To the Knowledge of Parent as of the date hereof, no event has occurred which, with or without notice, lapse of time or both, would or would reasonably be expected to (i) constitute a default or breach on the part of Parent or Merger Subsidiary or, to the Knowledge of Parent, any other party thereto, (ii) to the Knowledge of Parent, a failure of any condition to the Financing or (iii) to the Knowledge of Parent otherwise result in any portion of the Financing being unavailable on the date of the Closing.  As of the date hereof, Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied or that the Financing will not be available to Parent or Merger Subsidiary in the full contemplated amount thereof on the date of the Closing. There are no conditions precedent or contingencies to the obligations of the parties under the Financing Letters to make the full amount of the Financing available to Parent on the terms therein except as expressly set forth in the Financing Letters.

5.6           Disclosure Documents.

(a)           Each of the Offer Documents when filed with the SEC, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.  The representations and warranties contained in this Section 5.6(a) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(b)           The Offer Documents at the time such Offer Documents are filed with the SEC, at the time of any distribution or dissemination thereof and at the time of the consummation of the Offer will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.  The representations and warranties contained in this Section 5.6(b) do not apply to statements or omissions included in the Offer Documents based upon information furnished to Parent by the Company specifically for use therein.

(c)           None of the information with respect to Parent or Merger Subsidiary or any of their respective Subsidiaries or Affiliates that Parent furnishes to the Company specifically for use in the Company Disclosure Documents, at the time of the filing thereof, at the time of any distribution or dissemination thereof, at the time of the consummation of the Offer and at the time such stockholders vote on adoption of this Agreement will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

5.7           Ownership.

Each of Parent, Merger Subsidiary and the other Affiliates of Parent is not, nor at any time during the past three (3) years has been, an “interested stockholder” (as defined in Section 203 of the DGCL) of the Company, and neither the execution of this Agreement, the consummation of the Offer, Merger or the other transactions contemplated hereby shall be, or shall be deemed to be a “business combination” with an interested stockholder within the meaning of Section 203 of the DGCL.  Neither Parent nor any of its Subsidiaries beneficially owns any Shares or other securities convertible into Shares.

5.8           Brokers.

Except as set forth in Schedule C attached hereto, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Merger Subsidiary.

5.9           Merger Subsidiary.

(a)           Merger Subsidiary was formed solely for the purpose of engaging in the Offer, the Merger and the other transactions contemplated herein and has not engaged in any business activities or conducted any operations, in each case since the date of its incorporation, other than in connection with the Offer, the Merger and the other transactions.

(b)           The authorized capital stock of Merger Subsidiary consists of shares of common stock, no par value, of which one share is issued and outstanding.  All such issued and outstanding shares are owned beneficially and of record by Parent.

5.10           Solvency.

Neither Parent nor Merger Subsidiary is entering into the Offer, the Merger or the other transactions with the intent to hinder, delay or defraud either present or future creditors.  As of the Effective Time, giving effect to the Offer, the Merger, the Top-Up Option and all of the transactions contemplated herein, the acquisition of all Shares pursuant to the Offer, the Top-Up Option and the Merger, as the case may be, and payment of all fees, expenses and other amounts related to the transactions), and immediately after the consummation of all such transactions, each of Parent and the Surviving Corporation (i) will be able to pay its debts as they become due and shall own property having a fair saleable value greater than the amounts required to pay its debts and other liabilities (including a reasonable estimate of the amount of all contingent liabilities) as they become due; and (ii) shall not have unreasonably small capital to carry on the businesses in which is it engaged or proposed to be engaged.  For all purposes of this Agreement, clauses (i) and (ii) shall mean that each of Parent and the Surviving Corporation will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to meet its obligations as they become due.

5.11           Other Agreements.

Except disclosed by Parent to the Company in writing prior to the date of this Agreement, neither Parent, Merger Subsidiary nor any other Affiliate of Parent has entered (or committed to enter) into any agreement or arrangement with (i) any officer or director of the Company in connection with the Offer, the Merger or any of the other transactions contemplated herein or otherwise or (ii) pursuant to which any stockholder of the Company would be entitled to receive consideration of a different amount or nature than the applicable Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to approve and adopt this Agreement or agrees to vote against (or refrain from voting in favor of) any Superior Proposal.  Parent has, prior to the date of this Agreement, delivered or made available to the Company a complete and correct copy (or, in the case of any oral agreement or arrangement, a written summary) of any agreement or arrangement required to be disclosed by Parent to the Company pursuant to the preceding sentence.

5.12           Acknowledgment of Parent and Merger Subsidiary.

Each of Parent and Merger Subsidiary acknowledges and agrees that (i) Parent has conducted its own independent investigation and analysis of the business, assets, condition and operations of the Company and its Subsidiaries, (ii) it understands and agrees to Section 4.25, (iii) in entering into this Agreement, it has relied solely upon Parent’s own investigation and analysis and the representations and warranties, covenants and agreements of the Company contained in this Agreement and (iv) none of the Company, the Company Subsidiaries or their respective Affiliates, stockholders or Representatives shall have any liability or responsibility to Parent or Merger Subsidiary, their respective Affiliates, stockholders or Representatives based upon any information provided or made available, or statements made (or any omissions therefrom), to Parent or Merger Subsidiary, their respective Affiliates, stockholders or Representatives, except as and only to the extent expressly set forth in this Agreement.  Each of Parent and Merger Subsidiary has been furnished with, or given adequate access to, all information and materials relating to the Company and the Company Subsidiaries that it has requested and Representatives of the Company have answered all inquiries that Parent or Merger Subsidiary has made of them concerning the Company and the Company Subsidiaries, in each case, in accordance with applicable Law (including antitrust laws).

ARTICLE VI.
COVENANTS

6.1           Affirmative Covenants.

From and after the date hereof and prior to the earlier of Effective Time and the date, if any, on which this Agreement is terminated pursuant to Section 8.1 (the “Termination Date,” and such time period, the “Interim Period”), and except (i) as may be otherwise required by applicable Law, (ii) with the prior written consent of Parent (not to be unreasonably withheld, conditioned or delayed), or (iii) as expressly contemplated or permitted by this Agreement, the Company shall, and shall cause each of its Subsidiaries to (1) conduct its business in all material respects in the ordinary course consistent with past practices and (2) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and to retain the services of its key officers and key employees in each case, in all material respects; provided, however, that no action by the Company or its Subsidiaries with respect to matters specifically addressed by any provision of Section 6.2 shall be deemed a breach of this sentence unless such action constitutes a breach of such provision of Section 6.2.

6.2           Negative Covenants.

(a)           The Company covenants and agrees that during the Interim Period, except as expressly set forth in Section 6.2 of the Company’s Disclosure Letter and except as expressly contemplated by this Agreement or as otherwise consented to in writing by the Parent (or orally by Parent’s chief executive officer, chief financial officer or general counsel and confirmed in writing within three (3) Business Days by the Company to Parent), which consent shall not be unreasonably withheld, delayed or conditioned, from the date of this Agreement until the Effective Time, it will not do, and will not permit any of its Subsidiaries to do, any of the following:

(i) (A) increase the compensation payable to or to become payable to or grant any bonuses to any former or present director, officer, employee or consultant, except in the ordinary course of business consistent with past practice, (B) enter into or amend any employment, severance, termination or similar agreement or arrangement with any former or present director, officer, employee or consultant, (C) establish, adopt, enter into or amend or modify any Benefit Plan, (D) grant any severance, retention or termination pay, (E) amend or take any other actions to increase the amount of, or accelerate the payment or vesting of, any benefit or amount under any Benefit Plan, policy or arrangement (including the acceleration of vesting, waiving of performance criteria or the adjustment of awards or providing for compensation or benefits to any former or present director, officer, employee or consultant), or (F) contribute, transfer or otherwise provide any cash, securities or other property to any grantee, trust, escrow or other arrangement that has the effect of providing or setting aside assets for benefits payable pursuant to any termination, severance, retention or other change in control agreement; except in the case of (A) through (F), (1) pursuant to and in accordance with the terms of any plan, contract, agreement or other legal obligation of the Company or any of its Subsidiaries existing at the date of this Agreement, (2) in the case of severance or termination payments, pursuant to the severance policy or plans of the Company or its Subsidiaries existing at the date of this Agreement (copies of which have been furnished to Parent), and (3) as required by applicable Law;

(ii) declare, set aside or pay any dividend on, or make any other distribution in respect of outstanding Equity Securities of the Company or any of its Subsidiaries, except for dividends by a wholly owned Subsidiary of the Company to the Company or another wholly owned Subsidiary of the Company;

(iii) (A) directly or indirectly redeem, purchase or otherwise acquire, or offer to redeem, purchase or otherwise acquire, any outstanding Equity Securities of the Company or any of its Subsidiaries except for (1) any such acquisition by the Company or any of its Subsidiaries directly from any Subsidiary of the Company or (2) any repurchase, forfeiture or retirement of Shares, Company Stock Options occurring pursuant to the terms as in effect on the date of this Agreement of any Equity Securities outstanding on the date hereof, or of any Benefit Plan existing on the date hereof, or (B) effect any reorganization or recapitalization or split, combine or reclassify any of the capital stock of or other equity interest in the Company or any of its Subsidiaries or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for, such capital stock or equity interests;

(iv) (A) issue, deliver, grant or sell, or authorize or propose the issuance, delivery, grant or sale of any Equity Securities of the Company or any of its Subsidiaries, except for issuances of Shares (1) upon the exercise of Company Stock Options outstanding at the date of this Agreement in accordance with the terms thereof as in effect on the date of this Agreement, (2) upon the expiration of any restrictions upon issuance of any grant existing at the date of this Agreement of restricted stock or bonus stock pursuant to the terms thereof as in effect on the date of this Agreement of any Current Company Benefit Plans, (3) that constitute periodic issuances of Shares required by the terms as in effect on the date of this Agreement of any Current Company Benefit Plans, (B) amend or otherwise modify the terms of any outstanding Equity Securities the effect of which will be to make such terms more favorable to the holders thereof except as otherwise permitted by Section 6.2(a)(i), or (C) except as expressly contemplated in Section 6.3 or otherwise in this Agreement, enter into or announce any agreement, understanding or arrangement with respect to the sale, voting, registration or repurchase of any Equity Securities of the Company or any of its Subsidiaries.

(v) (A) merge, consolidate or combine with any Person or dissolve or liquidate, (B) acquire by merging or consolidating with, purchasing substantial Equity Securities in, purchasing all or a substantial portion of the assets of, or in any other manner, any business or any Person or otherwise acquire or agree to acquire any assets of any other Person (other than the purchase of Oil and Gas Interests in the ordinary course of business and the purchase of assets from suppliers or vendors in the ordinary course of business consistent with past practice) or (C) make any loans, advances or capital contributions to, or investments in any Person except for loans, advances and capital contributions (1) made in the ordinary course of business, (2) to any Person not in excess of $2,000,000, (3) to any wholly owned Subsidiary or (4) pursuant to and in accordance with the terms of any Material Contract or other legal obligation, in each case existing as of the date of this Agreement;

(vi) sell, transfer, lease, exchange or otherwise dispose of, or grant any Lien with respect to, any of the material properties or assets of the Company or any of its Subsidiaries, except for (a) sales of Oil and Gas Interests in the ordinary course of business substantially consistent with past practice, (b) pursuant to any agreements existing on the date of this Agreement and (c) Permitted Liens.

(vii) adopt or propose any amendments to its Certificate of Incorporation or Bylaws or other organizational documents;

(viii) (A) change any of its methods or principles of accounting in effect at December 31, 2013, except to the extent required to comply with GAAP as advised by the Company’s independent accountants or (B) make or rescind any material election relating to Taxes (other than any election that must be made periodically and is made consistent with past practice);

(ix) incur, create, assume, guarantee or otherwise become liable for any obligation for borrowed money, purchase money indebtedness or any obligation of any other Person, whether or not evidenced by a note, bond, debenture, guarantee or similar instrument, except for (A) borrowings and renewals, paid-in-kind interest payments, amendments, extensions or increases thereof under credit lines existing at the date of this Agreement, (B) trade payables incurred in the ordinary course of business consistent with past practice, (C) indebtedness with any wholly owned Subsidiary, (D) obligations under Derivative Transactions, and (E) other obligations not exceeding $5,000,000 in the aggregate outstanding at any one time;

(x) except for existing authorizations for expenditures and capital expenditures approved in the 2014 Capital Budget approved by the Company’s Board of Directors, make or commit to make any capital expenditures in excess of $2,000,000 in the aggregate during any fiscal quarter;

(xi) pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise) prior to the same being due in excess of $5,000,000 in the aggregate, other than pursuant to mandatory terms of any agreement, understanding or arrangement as in effect on the date hereof;

(xii) (A) enter into, renew, modify, amend or terminate any Material Contract to which the Company or any of its Subsidiaries is a party, or waive, delay the exercise of, release or assign any material rights or claims thereunder except in the ordinary course of business consistent with past practice, (B) enter into any Derivative Transaction or any fixed-price commodity sales agreement with a duration of more than forty-eight (48) months, or (C) enter into or amend in any material manner any contract, agreement or commitment with any former or present director, officer or employee of the Company or any of its Subsidiaries or with any Affiliate or associate (as defined under the Exchange Act) of any of the foregoing Persons except to the extent permitted under paragraph (i) above; or

(xiii) agree in writing or otherwise to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, rights to control or direct the operations of the Company or any of its Subsidiaries prior to the Effective Time.  Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations and the operations of its Subsidiaries.

(b)           From and after the date hereof and prior to the earlier of the Effective Time or the Termination Date, and except (i) as may be otherwise required by applicable Law, or

(ii) as expressly contemplated or permitted by this Agreement, Parent and Merger Subsidiary shall take no action which is intended to or which would reasonably be expected to adversely affect or delay the ability of any of the parties hereto from obtaining any necessary approvals of any regulatory agency or other Governmental Authority required for the transactions contemplated hereby, performing its covenants and agreements under this Agreement or consummating the transactions contemplated hereby or otherwise delay or prohibit consummation of Offer, the Top-Up Option, the Merger or other transactions contemplated hereby.

6.3           No Solicitation.

(a)           From the date of this Agreement until the earlier of the Effective Time or the Termination Date, except as specifically permitted in this Section 6.3, the Company shall not, nor shall it authorize or permit any of its Subsidiaries or its or their Representatives to, directly or indirectly: (i) solicit or initiate any inquiries with respect to the submission of any Acquisition Proposal or (ii) participate in substantive discussions or negotiations regarding or furnish any non-public information relating to the Company or any of its Subsidiaries with respect to, or otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage, any effort or attempt by any Person to make an inquiry in respect of or make any proposal or offer that constitutes, or may be reasonably be expected to lead to, any Acquisition Proposal.

(b)           The Company shall, and shall cause each of its Subsidiaries and instruct its Representatives to, cease any existing solicitations, discussions, negotiations or other activity with any Person being conducted with respect to any Acquisition Proposal on the date hereof.

(c)           From the date hereof until the earlier of the Effective Time or the Termination Date, the Company shall notify Parent as soon as practicable (but in any event within two (2) Business Day) after receipt of (i) any Acquisition Proposal or indication that any Person is considering making an Acquisition Proposal, (ii) any request for non-public information relating to the Company or any of its Subsidiaries or (iii) any request for access to the properties, assets or the books and records of the Company or its Subsidiaries that the Company reasonably believes is reasonably likely to lead to an Acquisition Proposal.  The Company shall provide Parent promptly with the identity of such Person, a description of such Acquisition Proposal, indication or request and, if applicable, a copy of such Acquisition Proposal.  The Company shall keep Parent informed on a reasonably current basis of the status and the material details of any such Acquisition Proposal, indication or request.

(d)           Notwithstanding the foregoing provisions of this Section 6.3, prior to the earlier of (i) the Acceptance Date and (ii) the date on which the Required Company Vote is obtained for the Merger, if required, nothing in this Agreement shall prevent the Company or its Board of Directors from (A) contacting a third party or its Representatives for the purpose of clarifying any inquiry or Acquisition Proposal or the material terms or conditions thereof or (B) engaging in discussions or negotiations with, or furnishing or disclosing any information relating to the Company or any of its Subsidiaries or, in response to a request therefor, giving access to the properties, assets or the books and records of the Company or any of its Subsidiaries to, or amending or granting a waiver of release under any standstill or other agreement with respect to the Shares with respect to, any Person who after the date hereof has made an Acquisition

Proposal which did not result from or arise in connection with a knowing or intentional breach of Section 6.3 if (i) the Board of Directors determines in good faith (after taking into account the advice of its financial and legal advisors) that such Acquisition Proposal constitutes or could reasonably be expected to result in a Superior Proposal, and (ii) the Company (A) enters into a confidentiality agreement with standstill provisions and (B) concurrently discloses or makes available substantially the same information to Parent as it makes available to such Person.

(e)           The Board of Directors of the Company shall not (i) except as set forth in this Section 6.3 or required by Rule 14(e)-2 and 14d-9 and Item 1012(a) of Regulation M-A promulgated under the Exchange Act, withdraw or modify or change in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Top-Up Option, the Merger or this Agreement or (ii) except as set forth in this Section 6.3, approve, recommend or cause the Company to enter into any written agreement with respect to any Acquisition Proposal.  Notwithstanding the foregoing, if, at any time prior to the earlier of (i) the Acceptance Date and (ii) the date on which the Required Company Vote is obtained for the Merger, if required, the Board of Directors of the Company determines in good faith (after taking into account the advice of its financial and legal advisors) that an Acquisition Proposal constitutes a Superior Proposal, the Board of Directors of the Company may withdraw or modify its recommendation of the Offer, the Top-Up Option, the Merger or the Agreement in response to the Superior Proposal and terminate this Agreement in accordance with Section 8.1(c)(ii), but only if the Company’s Board of Directors determines in good faith (after taking into account the advice of its financial and legal advisors) that the failure to take such action could reasonably likely result in a breach of its fiduciary duties to the stockholders of the Company under applicable Laws.

(f)           Notwithstanding the foregoing, (i) the Board of Directors of the Company shall be permitted to disclose to the stockholders of the Company a position with respect to an Acquisition Proposal required by Rule 14e-2(a), Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act and (ii) the Board of Directors of the Company may withdraw, modify or amend its recommendation of the Offer, the Merger and this Agreement at any time if it determines in good faith, after taking into account the advice of its legal advisors that the failure to take such action could reasonably likely result in a breach of its fiduciary obligations to the stockholders of the Company under applicable Laws.

6.4           Notices of Certain Events; Consultation.

(a)           The Company shall as promptly as reasonably practicable notify Parent of: (i) any notice or other communication of which the Company has Knowledge from any Person alleging that the consent of such Person (or another Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Company has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Company, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 4.12 or which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective

Time of which it has Knowledge which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

(b)           Each of Parent and Merger Subsidiary shall as promptly as reasonably practicable notify the Company of: (i) any notice or other communication of which the Parent has Knowledge from any Person alleging that the consent of such Person (or other Person) is or may be required in connection with the transactions contemplated by this Agreement; (ii) any notice or other communication of which the Parent has Knowledge from any Governmental Authority in connection with the transactions contemplated by this Agreement; (iii) any actions, suits, claims, investigations or proceedings commenced or, to the Knowledge of the Parent, threatened against, the Parent or any of its Subsidiaries which relate to the consummation of the transactions contemplated by this Agreement; and (iv) any fact or occurrence between the date of this Agreement and the Effective Time of which it becomes aware which makes any of its representations contained in this Agreement untrue in any material respect or causes any material breach of its obligations under this Agreement.

6.5           Parent Guarantee.

Parent will take all action necessary (a) to cause Merger Subsidiary to perform its obligations under this Agreement and to commence the Offer and the Top-Up Option, if necessary, and consummate the Merger on the terms and conditions set forth in this Agreement and, to the extent permitted under the DGCL, in accordance with Section 253 of the DGCL as promptly as reasonably practicable following completion of the Offer and (b) to ensure that, prior to the Effective Time, Merger Subsidiary shall not conduct any business or make any investments other than as specifically contemplated by this Agreement.  Parent shall not, and shall not permit Merger Subsidiary to, take any action that would result in the breach of any representation and warranty of Parent hereunder (except for representations and warranties made as of a specific date) such that the Company would have the right to terminate this Agreement pursuant to Section 8.1(c).  This is a guarantee of payment and performance.  Parent hereby waives diligence, presentment, demand of performance, filing of any claim, any right to require any proceeding first against Merger Subsidiary or Surviving Corporation, as applicable, protest, notice and all demands whatsoever in connection with the performance of its obligations set forth in this Section 6.5.

6.6           Director and Officer Liability.

(a)           From and after the Effective Time, each of Parent and the Surviving Corporation shall indemnify, defend and hold harmless to the fullest extent permitted by Law the present and former officers and directors of the Company and its Subsidiaries against all losses, claims, damages, fines, penalties and liability in respect of acts or omissions occurring at or prior to the Effective Time including amounts paid in settlement or compromise with the approval of the Parent (which approval shall not be unreasonably withheld, delayed or conditioned).  Parent and Merger Subsidiary agree that all rights to exculpation and indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current and former officers and directors of the Company as provided in the Company’s Certificate of Incorporation or Bylaws or any agreement set forth in Section 6.6 of the Company’s Disclosure Letter, in each case in effect as of the date hereof, shall survive the Merger and shall continue in full force and effect in accordance with their terms and without amendment thereof.  From the Effective Time through the sixth anniversary thereof, the Parent will cause Merger Subsidiary to, and Surviving Corporation will, without any lapse in coverage, provide officers’ and directors’ liability insurance in respect of acts or omissions occurring prior to the Effective Time covering each such Person currently covered by the Company’s officers’ and directors’ liability insurance policy on terms with respect to coverage and amount no less favorable than those of such policy in effect on the date hereof; provided, that the Surviving Corporation shall not be obligated to expend annual premiums during such period in excess of 400% of the per annum rate of the aggregate annual premium currently paid by the Company for such insurance on the date of this Agreement, provided that if the annual premium for such insurance shall exceed such 400% in any year, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount; provided further that in the event Parent shall prior to the sixth anniversary of the Effective Time, directly or indirectly, sell all or substantially all of the assets or capital stock of the Surviving Corporation, prior to such sale, Parent shall either assume such obligation or cause a Subsidiary of Parent having a net worth substantially equivalent to, or in excess of the net worth of, the Surviving Corporation immediately prior to such sale to assume such obligation.  Parent shall cause the Surviving Corporation to reimburse all expenses, including reasonable attorney’s fees, incurred by any Person to enforce the obligations of Parent and Surviving Corporation under this Section 6.6(a).

(b)           Notwithstanding any provision of this Agreement to the contrary, prior to the Effective Time the Company shall be permitted to purchase prepaid “tail” policies in favor of the individuals referred to in Section 6.6(a) with respect to the matters described therein.  If and to the extent such policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Corporation to, maintain such policies in effect and continue to honor the obligations of the Company thereunder.

6.7           Access and Information.

From the date hereof until the Effective Time, each of the Company and the Parent will, and will cause its Subsidiaries to, (i) afford to the other and its Representatives appropriate access, at reasonable times upon reasonable prior notice, to the officers, employees, agents, properties, offices and other facilities of the other and to its books, records, contracts and documents and (ii) furnish promptly to the other and its Representatives such information concerning its business, properties, contracts, records and personnel (including financial, operating and other data and information) as may be reasonably requested, from time to time, by or on behalf of the other party. Notwithstanding any provision of this Agreement to the contrary, neither the Company nor any of the Company Subsidiaries shall be required to provide access to or to disclose information if such access or disclosure would violate or prejudice the rights of its customers, suppliers or employees, infringe on a third-party confidentiality obligation, jeopardize the work product privilege or the attorney-client privilege of the institution in possession or control of such information, compromise the value of any trade secret, or contravene any Law (including antitrust laws), fiduciary duty or binding agreement entered into prior to the date of this Agreement.  Additionally, the Company makes no representation or warranty as to the accuracy of information provided pursuant to this Section 6.7, and neither Parent nor Merger

Subsidiary may rely on the accuracy of such information, other than as expressly set forth in the Company’s representations and warranties set forth in Article IV herein.

6.8           Meeting of the Company’s Stockholders.

If required by applicable Law in order to consummate the Merger (including if the conditions to the Top-Up Option are not satisfied or the Top-Up Option is for any reason deemed to be invalid or unenforceable), the Company, acting through the Company Board, shall take all action necessary in accordance with the DGCL and its Certificate of Incorporation and Bylaws to convene a meeting of the Company’s stockholders (the “Stockholders Meeting”) as promptly as practicable following the earlier of (i) the Acceptance Date and (ii) a termination or expiration of the Offer that does not result in the termination of this Agreement.  At the Stockholders Meeting, all of the Shares then owned by Parent, Merger Subsidiary or any other subsidiary of Parent shall be voted to approve the Merger and this Agreement (subject to applicable Law).  Unless the Board of Directors has withdrawn or modified its recommendation in accordance with the provisions of Section 6.3, the Board of Directors of the Company shall recommend that the Company’s stockholders vote to approve the Merger and this Agreement if such vote is sought, shall use its reasonable best efforts to solicit from stockholders of the Company proxies in favor of the Merger if a proxy statement is prepared and sent and shall take all other action in its judgment reasonably necessary and appropriate to secure the vote of stockholders required by the DGCL to effect the Merger.

6.9           Proxy Statement.

As soon as practicable after the earlier of (i) the Acceptance Date, unless the Merger is consummated in accordance with Section 253 of the DGCL, and (ii) a termination or expiration of the Offer that does not result in the termination of this Agreement, if required under applicable Law, the Company shall prepare the Proxy Statement, file it with the SEC under the Exchange Act, and use all reasonable best efforts to have the Proxy Statement cleared by the SEC.  Parent and Merger Subsidiary shall promptly furnish to the Company all information concerning Parent and Merger Subsidiary that may be required or reasonably requested in connection with any action contemplated by this Section 6.9.  Parent, Merger Subsidiary and the Company shall cooperate with each other in the preparation of the Proxy Statement, and the Company shall notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any requests by the SEC for any amendment or supplement thereto or for additional information and shall provide to Parent promptly copies of all correspondence between the Company or any Representative of the Company and the SEC.  The Company shall give Parent and its counsel a reasonable opportunity to review the Proxy Statement prior to its being filed with the SEC and shall give Parent and its counsel a reasonable opportunity to review all amendments and supplements to the Proxy Statement and all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC.  Each of the Company, Parent and Merger Subsidiary agrees to use its reasonable best efforts, after consultation with the other parties hereto to respond promptly to all such comments of and requests by the SEC.  As promptly as practicable after the Proxy Statement has been cleared by the SEC, the Company shall mail the Proxy Statement to the stockholders of the Company.  The Proxy Statement shall include the recommendation by the Board of Directors of the Company that the Company’s stockholders vote to approve the Merger and this Agreement unless the

Board of Directors of the Company has withdrawn or modified its recommendation in accordance with Section 6.3.

6.10           Efforts.

Subject to the terms and conditions set forth in this Agreement, each of the parties hereto shall use its commercially reasonable efforts to take, or to cause to be taken, all actions, to file, or cause to be filed, all documents and to do, or to cause to be done, and to assist and to cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as promptly as practicable, the Offer and Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Authorities and the making of all necessary registrations and filings and the taking of all steps as may be necessary to obtain an approval, clearance, or waiver from, or to avoid an action or proceeding by, any Governmental Authorities, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the giving of notice, if required, under real property leases, (iv) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Offer, the Top-Up Option or the Merger and the other transactions contemplated hereby and (v) the execution and delivery of any additional instruments reasonably necessary to consummate the transactions contemplated hereby.  In furtherance of the foregoing, the Company may, but in no event shall the Company or any of its Subsidiaries be required to, pay prior to the Effective Time any fee, penalties or other consideration to any third party to obtain any consent or approval required for the consummation of the Offer, the Top-Up Option or the Merger.  No party hereto shall take any action that would reasonably be expected to prevent or materially delay or impede the receipt of any necessary actions or nonactions, waivers, consents, clearances, approvals, and expirations or terminations of waiting periods, including the Company Approvals and the Parent Approvals, from Governmental Authorities.

6.11           Public Announcements.

The initial press release with respect to the execution of this Agreement shall be a joint press release reasonably acceptable to Parent and the Company.  Until the Effective Time, Parent and the Company will consult with each other before issuing any press release or making any public statement with respect to this Agreement and the transactions contemplated hereby and, except as may be required by applicable Law or any listing agreement with the Stock Exchange will not issue any such press release or make any such public statement prior to such consultation except as may be required by applicable Law or by obligations pursuant to any listing agreement with any national securities exchange as determined in the good faith judgment of the party wanting to make such release or announcement; provided, that the Company shall not be required to obtain the prior written approval of Parent in connection with any press release or public announcement that the Company Board has made an adverse recommendation change based on a Superior Proposal or resolved to do so.

6.12           Defense of Litigation.

The Company shall control, and the Company shall give Parent the opportunity to participate in the defense of any litigation brought by stockholders of the Company against the Company and/or its directors relating to the transactions contemplated by this Agreement; provided, however, that the Company shall not settle or offer to settle any claim, action, suit, charge, investigation or proceeding against the Company, any of its Subsidiaries or any of their respective directors or officers by any stockholder of the Company arising out of or relating to this Agreement or the transactions contemplated by this Agreement without the prior written consent of Parent.  The Company shall not cooperate with any Person that may seek to restrain, enjoin, prohibit or otherwise oppose the transactions contemplated by this Agreement, and the Company shall cooperate with Parent and Merger Subsidiary in resisting any such effort to restrain, enjoin, prohibit or otherwise oppose such transactions.

6.13           State Takeover Statutes.

If any State takeover statute or similar Law is or becomes applicable to this Agreement, the Offer, the Top-Up Option, the Merger or the transactions contemplated by this Agreement, each of Parent and the Company and their respective Boards of Directors shall (a) take all reasonable action to ensure that such transactions may be consummated as promptly as practicable upon the terms and subject to the conditions set forth in this Agreement and (b) otherwise act to eliminate or minimize the effects of such takeover statute or Law.

6.14           Rule 14d-10(d) Matters.

Prior to the Acceptance Time and to the extent permitted by Law, the Company (acting through its Board of Directors, compensation committee or its independent directors, to the extent required) will take all such steps as may be required to cause each agreement, arrangement or understanding entered into by the Company or its Subsidiaries on or after the date hereof with any of the Covered Securityholders pursuant to which compensation is paid to such officer, director or employee to be approved as an “employment compensation, severance or other employee benefit arrangement” within the meaning of Rule 14d-10(d)(1) under the Exchange Act and to otherwise satisfy the requirements of the non-exclusive safe harbor set forth in Rule 14d-10(d) under the Exchange Act.

6.15           Employee Matters.

(a)           From the Acceptance Date through the Effective Time, Parent shall permit the Company to continue the employment, compensation and benefits of its employees on the same or substantially similar terms and conditions in all material respects as are in effect as of the date of this Agreement.  From and after the Effective Time, Parent, the Surviving Corporation or a Subsidiary of the Surviving Corporation shall permit all employees to participate in the Benefit Plans, programs, and arrangements of Parent, the Surviving Corporation or its Subsidiaries (the “Parent Plans”) to the same extent as similarly situated employees of Parent or its Subsidiaries, subject to any necessary transition period and subject to any applicable Laws.

(b)           For all purposes under each Benefit Plan maintained by Parent, any Parent Subsidiary or any of their Affiliates in which Continuing Employees become eligible to participate upon or after the Effective Time, the Continuing Employees shall be given credit for all service with the Company or a Company Subsidiary, as applicable, to the same extent as if such services had been rendered to Parent or any of its Affiliates.  Notwithstanding the foregoing, such credit shall not be used to determine benefit accruals, except with respect to severance, vacation benefits and any other paid time off benefits.

(c)           As to the plan years then in place at the Effective Time, Parent shall, or shall cause the Surviving Corporation, to use all reasonable best efforts to:  (i) waive all limitations as to pre-existing conditions, exclusions, evidence of insurability requirements and waiting periods with respect to participation and coverage requirements applicable to the Continuing Employees under any welfare or fringe Benefit Plan in which the Continuing Employees may be eligible to participate after the Effective Time; and (ii) provide each Continuing Employee with credit under any general leave, welfare plan or fringe Benefit Plan in which the Continuing Employee becomes eligible to participate after the Effective Time for any co-payments and deductibles paid by and out of pocket requirements satisfied by such Continuing Employee for the then current plan year under the corresponding welfare or fringe Benefit Plan maintained by the Company or any Company Subsidiary prior to the Effective Time.

(d)           Notwithstanding the foregoing, this Section 6.15 is not intended to and shall not require Parent to continue any Company Benefit Plan beyond the time when it otherwise lawfully could be terminated or modified, or to provide any Continuing Employee with any rights to continued employment, severance pay or similar benefits following any termination of employment except as provided under the terms of the applicable Benefit Plan.

(e)           Without limiting the foregoing provisions of this Section 6.16, Parent shall, or shall cause the Surviving Corporation to, pay severance benefits to persons who were employees of the Company or any of the Company Subsidiaries prior to the Effective Time and whose employment with the Company, the Surviving Corporation or any of their respective Subsidiaries is terminated within one (1) year following the Effective Time in amounts no less favorable than the amount of severance benefits to which such persons would have been entitled under the terms of the Company’s or the Company’s Subsidiaries’ Severance Plan, programs, policies, employment agreements and other agreements in effect immediately prior to the Effective Time and, for this purpose, also taking into account the employment service of such employees after the Effective Time.

6.16           Amendment of Stock Options and Stock Awards.

As soon as practicable following the date hereof, the Company shall use its reasonable best efforts to cause each issued and outstanding option and Company Restricted Share granted under the Company Stock Plans to be amended to permit the acceleration and vesting of such options and Company Restricted Shares immediately prior to the Acceptance Date as provided in Section 3.8 hereof to the extent such options and Company Restricted Shares do not permit such treatment; provided, however, that in no event shall the Company provide any benefit or consideration to the holder of any such option or Company Restricted Shares in obtaining such amendment or take any other action prohibited in connection with the transactions contemplated by this Agreement under Rule 14d-10 promulgated under the Exchange Act.

6.17           Rule 16b-3.

Parent, Merger Subsidiary and the Company shall each take all such reasonable steps as may be required to cause the transactions contemplated by Articles II and III and any other dispositions of Equity Securities of the Company (including Company Options and Company Restricted Shares) by each individual who is subject or at the Effective Time will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.18           Financing.

(a)           Each of Parent and Merger Subsidiary shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to arrange and obtain the Financing described in the Financing Letters on the terms and conditions described therein including using reasonable best efforts (i) to negotiate and enter into definitive agreements with respect to the Financing Letters on the terms and contained in the Financing Letters, and (ii) to satisfy on a timely basis all conditions to funding in the Financing Letters and such definitive agreements thereto (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in Section 6.18(b)) and to consummate the Financing at or prior to the Closing. In the event that any portion of the Financing becomes unavailable so as not to enable Parent and Merger Subsidiary to proceed with the Merger and related transactions in a timely manner, Parent and Merger Subsidiary shall use their reasonable best efforts to arrange to obtain alternate financing from alternative sources on comparable or more favorable terms (to Parent and Merger Subsidiary) than those set forth in the Financing Letters as promptly as practicable following the occurrence of such event, including entering into definitive agreements with respect thereto (such definitive agreements entered into pursuant to either the Financing Letters or such alternate financing being referred to as the “Financing Agreements”). Any material breach of any of the Financing Letters, the Financing Agreements, any alternate financing commitment and any related fee and engagement letters by Parent or Merger Subsidiary shall be deemed a breach by Parent of this Section 6.18(a).  Parent shall (i) furnish complete, correct and executed copies of the Financing Agreements to the Company promptly upon their execution, (ii) give the Company prompt notice (x) of any breach by any party of, or material dispute or disagreement between any of the parties to, the Financing Letters, any alternate financing commitment or the Financing Agreements of which Parent or Merger Subsidiary becomes aware or any termination thereof or (y) if for any reason Parent or Merger Subsidiary believes in good faith that it is reasonably likely that it will not be able to obtain all or any material portion of the Financing in the amounts or from the sources contemplated by the Financing Letters and that it is not reasonably likely that it will be able to obtain acceptable alternative financing prior to the Termination Date and (iii) otherwise keep the Company reasonably informed of the status of its efforts to arrange the Financing (or any replacements thereof).

(b)           Prior to the Closing, the Company shall use its commercially reasonable efforts to provide to Parent and Merger Subsidiary, at Parent’s sole expense, all cooperation reasonably requested by Parent that is customary or necessary in connection with arranging, obtaining and syndicating the Financing, including without limitation, (i) furnishing Parent, Merger Subsidiary and their Financing Sources, as promptly as reasonably practicable, with financial and other pertinent information regarding the Company and the Company Subsidiaries as may reasonably be requested in writing by Parent and identifying any portion of such information that constitutes material non-public information, (ii) in each case upon reasonable notice and in reasonably convenient locations, making senior management of the Company available to participate in a reasonable number of meetings, presentations, road shows, due diligence sessions, drafting sessions and sessions with prospective lenders, investors and rating agencies in connection with the Financing, (iii) assisting with the preparation of customary materials for rating agency presentations (and assisting in the obtaining of corporate, credit and facility ratings from ratings agencies), offering documents, private placement memoranda, bank information memoranda, prospectuses and all other material to be used in connection with the financing (including customary authorization and management representation letters) and all documentation and other information required in connection with applicable “know your customer” and anti-money laundering rules and regulations, including U.S.A. Patriot Act of 2001, (iv) using reasonable best efforts to obtain accountant’s comfort letters as reasonably requested by Parent, (v) entering into one or more credit or other agreements on terms reasonably satisfactory to Parent and Merger Subsidiary in connection with such Financing immediately prior to the Acceptance Time, (vi) taking all corporate actions, subject to and only effective upon the occurrence of the Effective Time, required to permit the consummation of the financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time, and (vii) otherwise taking actions within its control to cooperate in satisfying the conditions precedent set forth in any Financing Agreements; provided, however, that (A) no obligation of the Company or any of the Company Subsidiaries under the Financing Agreements shall be effective until the Effective Time, (B) nothing in this Section 6.18(b) shall require such cooperation to the extent it would interfere unreasonably with the business or operations of the Company or its Subsidiaries, (C) neither the Company nor any of its Subsidiaries shall be required to pay any commitment fee or incur any liability that is not contingent upon the Closing (or, without limitation of the foregoing, execute any Financing Agreements (except the authorization letter delivered pursuant to the foregoing clause (iii)) prior to the Closing or any other agreement, certificate, document or instrument that would be effective prior to the Closing), (D) in no event shall the Company or any of the Company Subsidiaries be required to make any representations or warranties regarding Parent, Merger Subsidiary or their respective Affiliates and (E) none of the boards of directors (or equivalent bodies) of the Company or any of its Subsidiary shall be required to enter into any resolutions or take similar action approving the Financing. Parent shall indemnify and hold harmless the Company and its Subsidiaries and their respective Representatives from and against any and all liabilities, losses, damages, claims, costs, expenses (including attorneys’ fees), interest, awards, judgments and penalties suffered or incurred in connection with this Section 6.18(b). Parent shall, promptly upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs (including reasonable attorneys’ fees) incurred by the Company or its Subsidiaries in connection with this Section 6.18(b). Parent shall cause all non-public or confidential information provided by or on behalf of the Company or any of its Subsidiaries pursuant to this Section 6.18(b) to be kept confidential in accordance with the Confidentiality Agreement.

(c)           The Company hereby consents to the use of the Company’s logos in connection with the Financing in a form and manner mutually agreed with the Company; provided, however, that such logos are used solely in a manner that is not intended, or reasonably likely, to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries.

(d)           Parent and Merger Subsidiary acknowledge and agree that the obtaining of the Financing, or any alternative financing, is not a condition to Closing and reaffirm their obligation to consummate the transactions contemplated by this Agreement irrespective and independently of the availability of the Financing or any alternative financing, subject to fulfillment or waiver of the conditions set forth in Article VII.

ARTICLE VII.
CONDITIONS TO THE MERGER

7.1           Conditions to the Obligations of Each Party.

The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction of the following conditions:

(i) if approval of the Merger by the holders of Shares is required by applicable Law, this Agreement and the Merger shall have been approved by the Required Company Vote; provided that Parent and Merger Subsidiary shall have voted all of their Shares in favor of the Agreement and the Merger;

(ii) no provision of any applicable Law or Order of any Governmental Authority of competent jurisdiction which has the effect of making the Merger illegal or shall otherwise restrain or prohibit the consummation of the Merger shall be in effect (each party agreeing to use its reasonable best efforts, including appeals to higher Courts, to have any Order lifted);

(iii) all consents, Authorizations, Orders and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made, except for filings in connection with the Merger and any other documents required to be filed after the Effective Time and except where the failure to have obtained or made any such consent, Authorization, Order, approval, filing or registration would not make the Merger illegal or have a Company Material Adverse Effect or a Parent Material Adverse Effect, as the case may be; and

(iv) Merger Subsidiary shall have accepted for purchase and paid for the Shares validly tendered and not withdrawn pursuant to the Offer, and if the Top-Up Option was exercised, the Top-Up Shares have been issued to Parent, and Merger Subsidiary shall have made all payments required under Section 3.8.

ARTICLE VIII.
TERMINATION

8.1           Termination.

This Agreement may be terminated and the Offer or the Merger may be abandoned at any time prior to the Effective Time, by action taken or authorized by the Board of Directors of the terminating party or parties (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)           by mutual written consent of the Company and Parent;

(b)           by either the Company or Parent if:

(i) the Offer has not been consummated on or before December 31, 2014 (the “End Date”); (provided that the right to terminate this Agreement under this clause (b)(i) shall not be available to any party whose breach of the Agreement or failure to fulfill any of its material obligations under this Agreement has been the cause of the failure to consummate the Offer by such End Date),

(ii) there shall be any applicable Law that makes consummation of the Offer, the Top-Up Option or the Merger illegal or otherwise prohibited or if any Order of a Governmental Authority of competent jurisdiction shall restrain or prohibit the consummation of the Offer, the Top-Up Option or the Merger, and such Order shall have become final and nonappealable; provided, that the right to terminate this Agreement under this clause (b)(ii) shall not be available to any party who has not used its reasonable best efforts to have such Order lifted and shall not be available to any party whose breach of any provision of this Agreement results in any applicable Law making the consummation of the Offer, the Top-Up Option or the Merger illegal or otherwise prohibited or the imposition of any Order of a Governmental Authority of competent jurisdiction that restrains or prohibits the consummation of the Offer, the Top-Up Option or the Merger, or

(iii) if upon a vote thereon taken at the Stockholders’ Meeting (including any adjournment or postponement thereof) the Required Company Vote to approve the Merger shall not have been obtained; provided that Parent and Merger Subsidiary shall have voted all of their Shares in favor of the Agreement and the Merger.

(c)           by the Company if:

(i) prior to the Acceptance Date, Parent or Merger Subsidiary shall have (x) breached or failed to perform in any material respect any of its covenants or obligations required to be performed by it under this Agreement or (y) breached any of its representations or warranties in any material respect, which breach or failure is either incurable or, if curable, is not cured by Parent and/or Merger Subsidiary by the earlier of (A) twenty (20) days following receipt by Parent of written notice of such breach or failure and (B) the End Date; provided, at the time of the delivery of such written notice, the Company shall not be in material breach of its obligations under this Agreement;

(ii) if, at any time prior to the earlier of (a) the Acceptance Date and (b) the date on which the Required Company Vote is obtained for the Merger, if required, (x) the Company is in compliance with Section 6.3, (y) the Company has received a Superior Proposal, and (z) the Board of Directors has approved the Superior Proposal; or

(iii) (A) Merger Subsidiary fails to commence the Offer within the time required by Section 2.1(a) or terminates or makes any change to the Offer in material violation of the terms of this Agreement or (B) at any Expiration Date, Merger Subsidiary shall fail to accept for payment and pay for Shares validly tendered and not withdrawn in the Offer subject to the terms of and in accordance with Section 2.1 and at such time as all of the conditions set forth on Annex A are satisfied or no subsequent Expiration Date is established pursuant to an authorized extension of the Offer;

(d)           by Parent prior to the Acceptance Date, if:

(i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any representation or warranty of the Company shall have become untrue in either case such that the condition set forth in paragraph 2(b) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement;

(ii) there shall have been a breach or breaches by the Company of its covenants or agreements hereunder that remains uncured, or is incapable of being cured, such that the condition set forth in paragraph 2(b) of Annex A would not be satisfied or would be incapable of being satisfied by the earlier of (A) twenty (20) days following receipt by the Company of written notice of such breach or (B) the End Date; provided, that at the time of the delivery of such written notice, Parent shall not be in material breach of its obligations under this Agreement; or

(iii) the Board shall have withdrawn, modified or changed in a manner adverse to Parent and Merger Subsidiary, its recommendation of the Offer, the Merger or this Agreement or the Company shall have breached in any material respect its obligations under Section 6.3 (it being understood and agreed that any “stop-look-and-listen” communication to the Company’s stockholders of the nature contemplated by Rule 14d-9 under the Exchange Act shall not be deemed to constitute a withdrawal or modification of such recommendation).

The right of any party hereto to terminate this Agreement pursuant to this Section 8.1 shall remain operative and in full force and effect regardless of any investigation made by or on behalf of any party hereto, any Person controlling any such party or any of their respective officers, directors, representatives or agents, whether prior to or after the execution of this Agreement.

8.2           Effect of Termination.

If this Agreement is terminated pursuant to Section 8.1, subject to the payment of fees to the extent required by Section 8.3 of this Agreement, this Agreement (but not the Confidentiality Agreement) shall become void and of no effect with no liability on the part of any party (or any stockholder or Representative of such party) to the other party hereto; provided that, if such termination shall result from the willful (i) failure of a party to fulfill a condition to the performance of the obligations of the other parties, (ii) failure of a party to perform a material covenant hereof, or (iii) breach by a party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other parties as a result of such willful failure or breach; provided further, however, that notwithstanding the foregoing or anything else in this Agreement to the contrary, the provisions of the Confidentiality Agreement and Section 8.3 and Article IX shall survive any termination hereof.

8.3           Termination Fees; Expenses.

(a)           Except as otherwise provided in this Section 8.3, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

(b)           In the event that:

(i) (A) a bona fide Acquisition Proposal shall have been made known to the Company, the Board, or senior management of the Company, or shall have been made directly to the stockholders of the Company or any Person shall have publicly announced a bona fide intention (not subsequently withdrawn) to make an Acquisition Proposal and (B) following the occurrence of an event described in the preceding clause (A), this Agreement is terminated by the Company or Parent pursuant to Section 8.1(b)(i) at a time when Parent would have been entitled to terminate this Agreement pursuant to Section 8.1(d)(i) or 8.1(d)(ii) and (C) the Company consummates an Acquisition Proposal, within nine (9) months of the date this Agreement is terminated (provided that for purposes of this Section 8.3(b)(i), the references to “20%” in the definition of Acquisition Proposal shall be deemed to be references to “50%”); or

(ii) this Agreement is terminated by the Company pursuant to Section 8.1(c)(ii); or

(iii) this Agreement is terminated by Parent pursuant to Section 8.1(d)(iii).

then in any such event under clause (i), (ii) or (iii) of this Section 8.3(b), the Company shall pay to Parent or an Affiliate of Parent designated in writing by Parent (“Payee”) a termination fee of $3.5 million in cash (the “Termination Fee”), it being understood that in no event shall the

Company be required to pay the Termination Fee on more than one occasion. Any payment required to be made pursuant to clause (i) of Section 8.3(b) shall be made to Payee on the date an Acquisition Proposal is consummated. Any payment required to be made pursuant to clause (ii) or (iii) of Section 8.3(b) shall be made to Payee concurrently with, and as a condition to the effectiveness of, the termination of this Agreement; and in each case such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent. In the event that Parent shall receive the Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by Parent, Merger Subsidiary, any of their respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of Parent, Merger Subsidiary, any of their respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Company or any of its Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination.

(c)            In the event that this Agreement is terminated by the Company pursuant to Section 8.1(c)(i), then Parent shall promptly, but in no event later than two business days after the date of such termination, pay or cause to be paid to the Company by wire transfer of same day funds (it being understood that in no event shall Parent be required to pay the Parent Termination Fee on more than one occasion) a termination fee of $5.5 million in cash (the “Parent Termination Fee”). In the event that the Company shall receive the Parent Termination Fee, the receipt of such fee shall be deemed to be liquidated damages for any and all losses or damages suffered or incurred by the Company, any of its respective Affiliates or any other Person in connection with this Agreement (and the termination hereof), the transactions contemplated hereby (and the abandonment thereof) or any matter forming the basis for such termination, and none of the Company, any of its respective Affiliates or any other Person shall be entitled to bring or maintain any other claim, action or proceeding against the Parent, the Merger Subsidiary or any of their Affiliates arising out of this Agreement, any of the transactions contemplated hereby or any matters forming the basis for such termination, including those under Section 6.18 hereof.

ARTICLE IX.
MISCELLANEOUS

9.1           Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including telecopy or similar writing) and shall be given,

(a)           if to Parent or Merger Subsidiary, to:

Eos Petro, Inc.
1999 Avenue of the Stars, Suite 2520
Los Angeles, California 90067
Attention: Nikolas Konstant
Telephone: (310) 552-1555

Facsimile: (310) 552-1556

with a required copy (which shall not constitute notice) to:

Baker Hostetler LLP
11601 Wilshire Blvd.
Suite 1400
Los Angeles, California 90025
Attention: Jeffrey Berg
Telephone: (310) 442-8850
Facsimile: (310) 820-8859

(b)           if to the Company, to:

Dune Energy, Inc.
777 Walker Street, Suite 2300
Houston, Texas 77002
Attention:  James A. Watt
Telephone: (713) 229-6300
Facsimile: (713) 229-6398

with a required copy (which shall not constitute notice) to:

Haynes and Boone, LLP
1221 McKinney Street, Suite 2100
Houston, Texas 77010
Attention:  Bill Nelson
Telephone:  (713) 547-2084
Facsimile:  (713) 236-5557

or such other address or telecopy number as such party may hereafter specify for the purpose by notice to the other parties hereto.  Each such notice, request or other communication shall be effective when received at the address specified in this Section (or on the next Business Day if received after 5:00 p.m.  local time on a Business Day or if received on a day that is not a Business Day).

9.2           Survival of Representations and Warranties and Agreements.

The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time.  This Section 9.2 shall not limit any covenant or agreement of the parties to this Agreement which, by its terms, contemplates performance after the Effective Time.

9.3           Amendments; No Waivers.

(a)           Any provision of this Agreement may be amended or waived prior to the Effective Time if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company, Parent and Merger Subsidiary or, in the case of a waiver, by the party against whom the waiver is to be effective; provided that any waiver or amendment shall be effective against a party only if the Board of Directors of such party approves such waiver or amendment; and provided further, however, that after the adoption of this Agreement by the stockholders of the Company, no amendment, modification or supplement shall be made that changes the consideration payable in the Offer or the Merger or adversely affects the rights of the Company’s stockholders under this Agreement or that otherwise requires further approval of stockholders under applicable Law without the prior approval of such stockholders.

(b)           No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

9.4           Successors and Assigns.

The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto (and which transfer shall not relieve Parent and Merger Subsidiary of their obligations hereunder in the event of a breach by their transferee).

9.5           Governing Law.

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE THAT APPLY TO AGREEMENTS MADE AND PERFORMED ENTIRELY WITHIN THE STATE OF DELAWARE, WITHOUT REGARD TO THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAW.

9.6           Jurisdiction.

Each party to this Agreement hereby irrevocably agrees that any legal action, suit or proceeding arising out of or relating to this Agreement or any agreements or transactions contemplated hereby shall be brought in the state Courts of the State of Delaware or the United States District Court for the District of Delaware and hereby expressly submits to the personal jurisdiction and venue of such Courts for the purposes thereof and expressly waives any claim of improper venue and any claim that such Courts are an inconvenient forum.  Each party hereby irrevocably consents to the service of process of any of the aforementioned Courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the address set forth or referred to in Section 9.1, such service to become effective ten (10) days after such mailing. Each of the Company, Parent and Merger Subsidiary hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any such action, suit or proceeding, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (ii) that it or its property is exempt or immune from jurisdiction of such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (x) such action, suit or proceeding in any such court is brought in an inconvenient forum, (y) the venue of such action, suit or proceeding is improper and (z) this Agreement, the transactions or the subject matter hereof or thereof, may not be enforced in or by such courts.

9.7           Counterparts; Effectiveness.

This Agreement may be signed in any number of counterparts (including by facsimile), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto.

9.8           Entire Agreement.

This Agreement, the Company’s Disclosure Letter and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement.  No representation, inducement, promise, understanding, condition or warranty not set forth herein has been made or relied upon by either party hereto.  Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder except for the provisions of Section 6.6, which are intended for the benefit of the Company’s former and present officers and directors.

9.9           Headings.

The table of contents and headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

9.10           Severability.

If any term or other provision of this Agreement is invalid, illegal or unenforceable, all other terms and provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party.

9.11           Waiver of Jury Trial.

EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.12           Specific Performance.

(a)           The parties hereto agree that irreparable damage would occur in the event any of the provisions of this Agreement were not to be performed in accordance with the terms hereof or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (and if the Delaware Court of Chancery shall be unavailable, in the Federal Court of the United States of America sitting in the State of Delaware).  This right shall include the right of the Company to cause Parent and Merger Subsidiary to cause the Offer, the Merger and the transactions contemplated by the Merger to be consummated on the terms and subject to the conditions thereto set forth in this Agreement.  Each of the parties hereto hereby waives (i) any defenses in any action for specific performance, including the defense that a remedy at law would be adequate and (ii) any requirement under any Law to post a bond or other security as a prerequisite to obtaining equitable relief.  If any party brings any Action to enforce specifically the performance of the terms and provisions hereof by any other party, the End Date shall automatically be extended by (x) the amount of time during which such Action is pending, plus twenty (20) Business Days or (y) such other time period established by the Delaware Court presiding over such Action.

(b)           The parties hereby further acknowledge and agree that prior to the Closing, the Company shall be entitled to seek specific performance (i) to enforce specifically the terms and provisions of, and to prevent or cure breaches of Sections 6.5, 6.10 and 6.18 by Parent or Purchaser, and (ii) to cause Parent and Purchaser to enforce the terms of the Financing Letters and/or Financing Agreements, including by demanding Parent and/or Purchaser file one or more lawsuits against the Financing Sources to fully enforce such sources’ obligations thereunder and Parent’s and Purchaser’s rights thereunder, but with respect to this clause (ii), only in the event that each of the following conditions has been satisfied: (A) all of the conditions set forth in Section 7.1 and Annex A have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing), and Parent and Purchaser fail to complete the Closing by the date the Closing is required to have occurred pursuant to Section 3.1(b) and (B) all of the conditions to the consummation of the Financing provided by the Financing Letters or Financing Agreements (or, if alternative financing is being used in accordance with Section 6.18, pursuant to the commitments with respect thereto) have been satisfied (other than those conditions that by their nature are to be satisfied at the Closing).

9.13           Limitations on Warranties.

(a)           Except for the representations and warranties contained in this Agreement, the Company’s Disclosure Letter and any agreements or certificates delivered pursuant to this Agreement, the Company makes no other express or implied representation or warranty to Parent or Merger Subsidiary.  Parent and Merger Subsidiary each acknowledge that, in entering into this Agreement, it has not relied on any representations or warranties of the Company other than the representations and warranties of the Company set forth in this Agreement, the Company’s Disclosure Letter or any agreements or certificates delivered pursuant to this Agreement.

(b)           Except for the representations and warranties contained in this Agreement and any agreements or certificates delivered pursuant to this Agreement, Parent and Merger

Subsidiary make no other express or implied representation or warranty to the Company.  The Company acknowledges that, in entering into this Agreement, it has not relied on any representations or warranties of Parent and Merger Subsidiary other than the representations and warranties of Parent and Merger Subsidiary set forth in this Agreement or any agreements or certificates delivered pursuant to this Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

EOS PETRO, INC.

By:/s/ Nikolas Konstant
Name: Nikolas Konstant
Title:  Chairman and CFO

EOS MERGER SUB, INC.

By:/s/ Nikolas Konstant
Name: Nikolas Konstant
Title: President and CEO

DUNE ENERGY, INC.

By:/s/ James A. Watt
Name: James A. Watt
Title: President and CEO

ANNEX A

CONDITIONS TO THE OFFER

Capitalized terms used in this Annex A and not otherwise defined herein shall have the meanings assigned to them in the Agreement to which it is attached (the “Merger Agreement”).

1.           Notwithstanding any other provision of the Offer or the Merger Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, may terminate or amend the Offer, unless, immediately prior to the Expiration Date, there shall have been validly tendered in the Offer and not properly withdrawn that number of Shares, which, together with the number of Shares, if any, then owned beneficially by Parent, Merger Subsidiary and any Subsidiary or Affiliate of Parent or Merger Subsidiary, taken as a whole, constitutes at least a majority of the issued and outstanding equity of the Company on a fully-diluted basis, assuming the exercise of all options, warrants and other rights to purchase Shares regardless of exercise price, vesting schedule or other terms or conditions thereof, other than any such options, warrants or other rights that would be cashed out pursuant to Sections 3.8(a) – (c) (the “Minimum Tender Condition”).

2.           Additionally, notwithstanding any other provision of the Offer or the Merger Agreement, Merger Subsidiary shall not be required to accept for payment or, subject to any applicable rules and Regulations of the SEC, including Rule 14e-1(c) under the Exchange Act, to pay for any Shares tendered in connection with the Offer and, subject to the terms of the Merger Agreement, including Section 2.1, may terminate or amend the Offer if any of the following conditions exist:

(a)           any order, decree, injunction or ruling restraining or enjoining or otherwise materially delaying or preventing the acceptance for payment of, or the payment for, some or all of the Shares or otherwise prohibiting consummation of the Offer shall have been issued by a Governmental Authority or any statute, rule or Regulation shall have been enacted that prohibits or makes illegal the acceptance for payment of, or the payment for, some or all of the Shares;

(b)           (A) the representations and warranties of the Company set forth in Section 4.3(a), Section 4.4(a) or Section 4.7, without giving effect to materiality or “Company Material Adverse Effect” qualifications, shall not be true and correct in all material respects at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct in all material respects only as of such time) and (B) all of the remaining representations and warranties of the Company set forth in this Agreement, without giving effect to materiality or “Company Material Adverse Effect” qualifications shall not be true and correct at and as of immediately prior to the expiration of the Offer as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct only as of such time) except, with respect to this clause (B), where the failure of such representations and warranties to be so true and correct would not, individually or in the aggregate, have a Company Material Adverse Effect;

(c)           the Company shall have breached or failed to perform in any material respect any of its covenants or obligations to be performed or complied with by it under the Agreement prior to the Expiration Date;

(d)           the Company shall have failed to deliver to Parent a certificate signed by an executive officer of the Company dated as of the date on which the Offer expires certifying that the conditions specified in the foregoing clauses (b) and (c) do not exist;

(e)           since the date of the Merger Agreement, any fact(s), circumstance(s), event(s), change(s), effect(s) or occurrence(s) shall have occurred, other than as set forth in the Company Disclosure Letter, which has or have had, individually or in the aggregate, a Company Material Adverse Effect;

(f)           prior to the purchase of Shares pursuant to the Offer, the Board shall have withdrawn, modified or changed in a manner adverse to Parent and Subsidiary, its recommendation of the Offer, the Merger or this Agreement; or

(g)           the Agreement shall have been terminated in accordance with its terms.

The conditions set forth in Paragraphs 1 and 2 of this Annex A are for the benefit of Parent and Merger Subsidiary and, regardless of the circumstances, may be asserted by Parent or Merger Subsidiary in whole or in part at any applicable time or from time to time prior to the Expiration Date, except that the conditions relating to receipt of any approvals from any Governmental Authority may be asserted at any time prior to the acceptance for payment of Shares, and all conditions (except for the Minimum Tender Condition) may be waived by Parent or Merger Subsidiary in its discretion in whole or in part at any applicable time or from time to time, in each case subject to the terms and conditions of the Merger Agreement and the applicable rules and Regulations of the SEC.  The failure of Parent or Merger Subsidiary at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right that may be asserted at any time and from time to time.

2